AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF SUCH STATE. THE COMPANY MAY ELECT TO SATISFY ITS OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF THE COMPANY’S SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

PRELIMINARY OFFERING CIRCULAR DATED FEBRUARY 4, 2021

INNOVEGA INC

11900 NE 1st St, Ste. 300, Bellevue, WA 98005

(425) 214-7300

www.Innovega-inc.com

UP TO 5,000,000 SHARES OF SERIES A-1 PREFERRED STOCK

UP TO 5,000,000 SHARES OF COMMON STOCK INTO WHICH THE SERIES A-1 PREFERRED STOCK MAY CONVERT

PRICE: $3.00 PER SHARE

	Price to Public	Underwriting discount and commissions*	Proceeds to issuer**
Per share	$3.00	$0.255	$2.745
Total Minimum	$750,000	$63,750	$686,250
Total Maximum	$15,000,000	$1,275,000	$13,725,00

*The Series A-1 Preferred Stock is convertible into Common Stock either at the discretion of the investor or automatically upon the occurrence of certain events, like effectiveness of a registration statement for the Common Stock in a qualified initial public offering, as hereinafter defined. The total number of shares of the Common Stock into which the Series A-1 Preferred Stock may be converted will be determined by dividing the original issue price per share by the conversion price per share. See “Securities Being Offered” at page 32 for additional details.

** The company has engaged SI Securities, LLC to serve as its sole and exclusive placement agent to assist in the placement of its securities. The company will pay SI Securities, LLC in accordance with the terms of the Issuer Agreement between the company and SI Securities, LLC, a copy of which is filed as an exhibit to the Offering Statement of which this Offering Circular is a part. If the placement agent identifies all the investors and the maximum number of shares is sold, the maximum amount the company would pay SI Securities, LLC is $1,275,000. This does not include transaction fees paid directly to SI Securities, LLC by investors. See “Plan of Distribution and Selling Securityholders” for details of compensation and transaction fees to be paid to the placement agent on page 12. Pursuant to the Issuer Agreement, Company shall pay to SI Securities, in cash, an amount equal to 8.5% of the value of Securities purchased by prospects in the Offering from the proceeds of the Offering (the “Compensation”) at each applicable closing (a “Closing”). SI Securities charges Prospects who make investments through the Online Platform a 2% non-refundable transaction processing fee, up to $300 (the “Transaction Fee”), and which company is not responsible for. The Transaction Fee is broken out as follows: i) 50% is meant to cover the financial and administrative costs associated with the processing of payments via Wire, ACH, and Debit transfers; and ii) the remaining 50% is meant to cover the financial and administrative costs of the related and subsequent reconciliation of cash and securities in Prospects accounts.

The company expects that the amount of expenses of the offering that it will pay will be approximately $75,000, not including commissions or state filing fees.

The company is selling shares of Series A-1 Preferred Stock.

The company has engaged The Bryn Mawr Trust Company of Delaware as an escrow agent (the “Escrow Agent”) to hold funds tendered by investors, and assuming we sell a minimum of $750,000 in shares, may hold a series of closings at which we receive the funds from the Escrow Agent and issue the shares to investors. The offering will terminate at the earlier of: (1) the date at which the maximum offering amount has been sold, (2) one year from the date upon which the Securities and Exchange Commission qualifies the Offering Statement of which this Offering Circular forms a part, or (3) the date at which the offering is earlier terminated by the company in its sole discretion. In the event we have not sold the minimum number of shares by ——————, 2021 or sooner terminated by the company, any money tendered by potential investors will be promptly returned by the Escrow Agent. The company may undertake one or more closings on a rolling basis once the minimum offering amount is sold. After each closing, funds tendered by investors will be available to the company. The offering is being conducted on a best-efforts basis.

INVESTING IN THE SERIES A-1 PREFERRED STOCK OF INNOVEGA INC. IS SPECULATIVE AND INVOLVES SUBSTANTIAL RISKS. YOU SHOULD PURCHASE THESE SECURITIES ONLY IF YOU CAN AFFORD A COMPLETE LOSS OF YOUR INVESTMENT. SEE “RISK FACTORS” BEGINNING ON PAGE 5 TO READ ABOUT THE MORE SIGNIFICANT RISKS YOU SHOULD CONSIDER BEFORE BUYING THE SERIES A-1 PREFERRED STOCK OF THE COMPANY.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL OF ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

GENERALLY, NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO www.investor.gov.

Sales of these securities will commence on approximately __________, 2021.

The company is following the “Offering Circular” format of disclosure under Regulation A.

In the event that we become a reporting company under the Securities Exchange Act of 1934, we intend to take advantage of the provisions that relate to “Emerging Growth Companies” under the JOBS Act of 2012. See “Implications of Being an Emerging Growth Company.”

In this Offering Circular, the term “Innovega”, “we”, “us”, “our” or “the company” refers to Innovega Inc.

THIS OFFERING CIRCULAR MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THE OFFERING MATERIALS, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS, WHICH CONSTITUTE FORWARD LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

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SUMMARY

Overview

Innovega was incorporated under the laws of the State of Delaware on June 16, 2008 as “Innovega Inc.” Innovega is developing a display eyewear system for Extended Reality (XR) applications, which include Augmented, Virtual and Mixed Reality. Innovega’s Extended Reality eyewear system comprises novel, disposable, smart contact lenses or surgically implanted intraocular lenses, and lightweight, stylish display eyewear. The company has developed prototype contact lenses, intraocular lenses, and display eyewear. Present contact lenses and intraocular lenses include proprietary two-state light polarizing filters and, in the future, may include other filter components. The display eyewear includes a microdisplay screen, electronics, operating software, and depending on the application may include cameras and other sensors. Innovega intends to license its display platform or sell proprietary components to companies that will produce and market Extended Reality lenses and eyewear for applications that could include quality of life enhancement for the sensory impaired, including the visually impaired and legally blind, for the hearing impaired, and for those suffering cognitive or other impairments. Other applications may relate to: anytime and anywhere information and entertainment; telecommunications; video gaming; defense, security and intelligence, and enterprise; surgical visualization and telemedicine; and athlete training and sports analytics.

The Offering

Securities offered:	Maximum of 5,000,000 shares of Series A-1 Preferred Stock

Securities outstanding before the Offering (as of January 15, 2021)

Common Stock	9,447,968 shares

Preferred Stock – Series Seed	3,518,238 shares

Securities outstanding after the Offering:

Common Stock	9,447,968 shares
Series Seed	3,518,238 shares
Series A-1 Preferred Stock	5,000,000 shares (1)
Series A-2 Preferred Stock	1,610,514 shares (2)
Series A-3 Preferred Stock	1,123,787 shares (3)

(1)	Assumes that all Series A-1 Preferred Stock is sold in this offering. The Board of Directors have approved the Second Amended and Restated Certificate of Incorporation and the Company is in the process of obtaining the requisite shareholder consents to approve it. The Second Amended and Restated Certificate of Incorporation will, among other things, create a new series of Preferred Stock, designated Series A-1 Preferred Stock, consisting of 5,000,000 authorized shares. The Company cannot sell any shares of the Series A-1 Preferred Stock prior to the shareholder approval, the subsequent filing of the Second Amended and Restated Certificate of Incorporation and the receipt of a filed stamped copy. Immediately preceding the initial closing of the offering, the company will file with the State of Delaware, a Second Amended and Restated Certificate of Incorporation to among other things designate the Series A-1 Preferred Stock.
(2)	In 2019, $1,149,592.45 and $1,331,000 convertible notes were sold in two respective offerings. Each note earned an accrued 5% interest. The company expects these notes to convert into a total of 1,610,514 Series A-2 Preferred shares, assuming note interest is earned until a final date of March 31, 2021.
(3)	In 2019 and 2020, the company entered into SAFE agreements for $500,000 and $1,831,875 respectively. The company expects these agreements to convert into a total of 1,123,787 Series A-3 Preferred shares.

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Implications of Being an Emerging Growth Company

As an issuer with less than $1 billion in total annual gross revenues during our last fiscal year, we will qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and this status will be significant if and when we become subject to the ongoing reporting requirements of the Exchange Act upon filing a Form 8-A. An emerging growth company may take advantage of certain reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. In particular, as an emerging growth company we:

●	will not be required to obtain an auditor attestation on our internal controls over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

●	will not be required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives (commonly referred to as “compensation discussion and analysis”);

●	will not be required to obtain a non-binding advisory vote from our shareholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on-frequency” and “say-on-golden-parachute” votes);

●	will be exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;

●	may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations, or MD&A; and

●	will be eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards, and hereby elect to do so. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under Section 107 of the JOBS Act.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933, as amended, or such earlier time that we no longer meet the definition of an emerging growth company. Note that this offering, while a public offering, is not a sale of common equity pursuant to a registration statement, since the offering is conducted pursuant to an exemption from the registration requirements. In this regard, the JOBS Act provides that we would cease to be an “emerging growth company” if we have more than $1 billion in annual revenues, have more than $700 million in market value of our Common Stock held by non-affiliates, or issue more than $1 billion in principal amount of non-convertible debt over a three-year period.

Certain of these reduced reporting requirements and exemptions are also available to us due to the fact that we may also qualify, once listed, as a “smaller reporting company” under the Commission’s rules. For instance, smaller reporting companies are not required to obtain an auditor attestation on their assessment of internal control over financial reporting; are not required to provide a compensation discussion and analysis; are not required to provide a pay-for-performance graph or CEO pay ratio disclosure; and may present only two years of audited financial statements and related MD&A disclosure.

Selected Risks Associated with Our Business

Our business is subject to a number of risks and uncertainties, including those highlighted in the section titled “Risk Factors” immediately following this summary. These risks include, but are not limited to, the following:

●	We are a comparatively early-stage company that has incurred operating losses in the past, expect to incur operating losses in the future, and may never achieve or maintain profitability.
●	Our technology is not yet fully developed, and there is no guarantee that we will ever successfully develop the technology that is essential to our business.
●	Our business plan is predicated on obtaining market clearance from the Food and Drug Administration (“FDA”) under Section 510(k). Failure to receive market clearance with a first submission will significantly delay the time to first revenue and may require repeating clinical investigations and submissions pursuant to a market clearance.

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●	We could be adversely affected by product liability, product recall, personal injury or other health and safety issues.
●	A lack of third-party reimbursement levels, from private or government agency plans, could materially and adversely affect our results of operations.
●	We may be subject to patient data protection requirements.
●	We operate in a highly competitive industry that is dominated by several very large, well-capitalized market leaders and the size and resources of some of our competitors may allow them to compete more effectively than we can.
●	We rely on third-parties to provide services essential to the success of our business.
●	We expect to continue to raise additional capital through equity and/or debt offerings to support our working capital requirements and operating losses.
●	We are controlled by our officers and directors.
●	In certain circumstances investors will not have dissenters’ rights.
●	Immediately after this Series A-1 Preferred Stock investment, these holdings will be illiquid.
●	Investors in this offering may not be entitled to a jury trial with respect to claims arising under the subscription agreement and Amended and Restated Stockholders’ Agreement, which could result in less favorable outcomes to the plaintiff(s) in any action under these agreements.

RISK FACTORS

The SEC requires the company to identify risks that are specific to its business and its financial condition. The company is still subject to all the same risks that all companies in its business, and all companies in the economy, are exposed to. These include risks relating to economic downturns, political and economic events and technological developments such as cyber-attacks and the ability to prevent such attacks. Additionally, early-stage companies are inherently more risky than more developed companies, and the risk of business failure and complete loss of your investment capital is present. You should consider general risks as well as specific risks when deciding whether to invest.

Risks Related to Our Company

The development and commercialization of the Company’s products and services are highly competitive. We face competition with regard to any products and services that we may seek to develop or commercialize in the future. Our competitors include major companies worldwide. The Augmented and Virtual Reality (AR/VR) markets are an emerging industry where new competitors are entering the market frequently. Many of the Company’s competitors have significantly greater financial, technical and human resources and may have superior expertise in research and development and marketing and may be better equipped than us to develop and commercialize services. These competitors also compete with us in recruiting and retaining qualified personnel and acquiring technologies. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. Accordingly, our competitors may commercialize products more rapidly or effectively than we are able to, which would adversely affect its competitive position, the likelihood that our services will achieve initial market acceptance and our ability to generate meaningful additional revenues from our products and services.

Our expenses will significantly increase as we seek to execute and prove the current licensing business model. Although we estimate that we have enough working capital to fund activities into 2021, our plans are to increase our use of cash to hire additional staff, expand its Research and Development, Clinical and Regulatory efforts, and fund our other operations. Following the closing of this offering we will further increase our activities and expenses. Proving success of our business model will require significant effort and expenses. We will need to raise sufficient working capital to cover these new and higher expenses and if we cannot, we will not be able to execute on our current business model.

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Outbreak of the novel coronavirus, COVID-19, has adversely impacted global commercial activity and contributed to significant declines and resulted in volatility in financial markets. The coronavirus pandemic and government responses are creating disruption in global supply chains and adversely impacting many industries. The outbreak could have a continued material adverse impact on economic and market conditions and trigger a period of global economic slowdown. The rapid development and fluidity of this situation precludes any prediction as to the ultimate material adverse impact of the novel coronavirus. Nevertheless, the novel coronavirus presents material uncertainty and risk with respect to our available funds, our performance, and our financial results.

Legislation and regulation have imposed restrictions and requirements on companies operating within the contact lens industry that could have an adverse effect on our business. The contact lens industry is regulated, and regulation may continue to constrain the industry. Rules and regulations may impose additional expenses on us may require the attention of senior management, and may result in fines if they are deemed to have violated any regulations. On the other hand, if regulations are loosened, it may be easier for new entrants to enter the market, which would increase the amount of competition that we face.

Contact lenses require regulatory clearance or approval. Contact lenses are regulated medical devices and require a market clearance or an approval from regulatory bodies. Our contact lens is worn during the waking hours and removed before sleep. Management expects it to be classified as a daily wear contact lens. Daily wear contact lenses are further classified as Class II, non-significant risk medical devices. Our contact lens will have a new indication for viewing a near-eye display. This new indication will require a clinical investigation to derive the evidence to support the claims of the indication. The final determination of the market clearances or approvals and the language of the claims for the indication is made by the respective regulatory bodies and there is no guarantee that the review of the clinical outcomes will result in a favorable granting of the clearance or approval for the new indication.

Our commercialization model depends on partner licensing and investment. Obtaining a significant number of new customer licensees is critical for our continued growth and operation. Because our technology has not previously been deployed in the marketplace, it is uncertain whether it will be accepted by prospective customer licensees and there is a risk that we will be unable to acquire and retain licensees due to a number of factors, including the proposed licensing fee, capital expenditure requirements, or questions surrounding commercial feasibility of our technology.

We are developing and we have yet to finalize the technologies that will allow commercial scale, and we may be unable to solve technical and other challenges that would allow our technology and designs to be economically attractive to prospective partner licensees. Although we have successfully built working prototypes, we have not demonstrated that our technology is viable on a commercial scale. Management has not applied the Company’s technology under commercial conditions or fabricated products in the volumes that will be required to be profitable. We cannot predict all of the difficulties that may arise. If we encounter significant engineering, clinical or other obstacles in preparing and launching its technology at commercial scale, our financial condition, cash flows, and results of operations could be adversely affected, and such effects could be material.

We have accrued approximately one million dollars in deferred compensation. If we choose to repay these deferred wages, the capital required could significantly impact our cash position and liquidity. This action might affect our ability to meet other financial obligations and meet our growth targets.

Widespread Augmented Reality and Virtual Reality adoption has been slower than expected over the past several years. Our success is dependent on consumer adoption of augmented and virtual reality, a relatively unproven market. If the rate of AR/VR adoption does not increase in the coming years, we may find a smaller market than expected for its products. We may incur substantial operating costs, particularly in sales and marketing and research and development, in attempting to develop these markets. If the market for our products develops more slowly than we expect, our growth may slow or stall, and our operating results would be harmed. The market for augmented reality is still evolving, and we depend on continued growth of this market. It is uncertain whether the trend of adoption of augmented reality that we have forecasted will be realized in the future.

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Even if we raise the maximum amount of this Offering, we would still need additional capital. In order to achieve our near and long-term goals, we will need to procure funds in addition to the amount raised in the Offering. There is no guarantee that we will be able to raise such funds on acceptable terms or at all. If we are not able to raise sufficient capital in the future, we will not be able to execute our business plan, our continued operations will be in jeopardy and we may be forced to cease operations and sell or otherwise transfer all or substantially all of our remaining assets, which could cause an investor in the Offering to lose all or a portion of their investment.

We rely heavily on our technology and intellectual property; even so, we may be unable to adequately or cost-effectively protect or enforce our intellectual property rights, thereby weakening our competitive position and increasing operating costs. To protect our rights in our services and technology, we will rely on a combination of copyright and trademark laws, patents, trade secrets, confidentiality agreements with employees and third parties, and protective contractual provisions. We will also rely on laws pertaining to trademarks and domain names to protect the value of our corporate brands and reputation. Despite our efforts to protect proprietary rights, unauthorized parties may copy aspects of the services or technology, obtain and use information, marks, or technology that we regard as proprietary, or otherwise violate or infringe our intellectual property rights. In addition, it is possible that others could independently develop substantially equivalent intellectual property. If we do not effectively protect our intellectual property, or if others independently develop substantially equivalent intellectual property, our competitive position could be weakened. Effectively policing the unauthorized use of our services and technology is time-consuming and costly, and the steps taken by us may not prevent misappropriation of our technology or other proprietary assets. The efforts it has taken to protect its proprietary rights may not be sufficient or effective, and unauthorized parties may copy aspects of its services, use similar marks or domain names, or obtain and use information, marks, or technology that we regard as proprietary. We may have to litigate to enforce our intellectual property rights, to protect its trade secrets, or to determine the validity and scope of others’ proprietary rights, which are sometimes not clear or may change. Litigation can be time-consuming and expensive, and the outcome can be difficult to predict.

We may be unable to maintain, promote, and grow our smart lens and smart glasses brand through marketing and communications strategies. It may prove difficult for us to dramatically increase the number of customers that we serve or to establish ourselves as a well-known brand in the competitive, B2B augmented and virtual reality space. In this case we may not be able to successfully execute on our current licensing business model.

Risks Related to the Securities in this Offering

In certain circumstances investors will not have dissenters’ rights. The Amended and Restated Stockholders’ Agreement that investors will execute in connection with the offering contains a “drag-along” provision whereby investors agree to vote any shares they own in the same manner as the majority holders of our other classes of stock. Specifically, and without limitation, if the majority holders of our other classes of stock determine to sell the company, depending on the nature of the transaction, investors will be forced to sell their stock in that transaction regardless of whether they believe the transaction is the best or highest value for their shares, and regardless of whether they believe the transaction is in their best interests.

Investors in this offering may not be entitled to a jury trial with respect to claims arising under the subscription agreement, the Amended and Restated Stockholders’ Agreement, which could result in less favorable outcomes to the plaintiff(s) in any action under these agreements. Investors in this offering will be bound by the subscription agreement and Second Amended and Restated Stockholders’ Agreement both of which include a provision under which investors waive the right to a jury trial of any claim they may have against the company arising out of or relating to these agreements. By signing these agreements, the investor warrants that the investor has reviewed this waiver with his or her legal counsel, and knowingly and voluntarily waives the investor’s jury trial rights following consultation with the investor’s legal counsel.

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If we opposed a jury trial demand based on the waiver, a court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with the applicable state and federal law. To our knowledge, the enforceability of a contractual pre-dispute jury trial waiver in connection with claims arising under the federal securities laws has not been finally adjudicated by a federal court. However, we believe that a contractual pre-dispute jury trial waiver provision is generally enforceable, including under the laws of the State of New York, which governs the subscription agreement and under the laws of State of Delaware which governs the Amended and Restated Stockholders’ Agreement. In determining whether to enforce a contractual pre-dispute jury trial waiver provision, courts will generally consider whether the visibility of the jury trial waiver provision within the agreement is sufficiently prominent such that a party knowingly, intelligently and voluntarily waived the right to a jury trial. We believe that this is the case with respect to the subscription agreement and Amended and Restated Stockholders’ Agreement. You should consult legal counsel regarding the jury waiver provision before entering into the subscription agreement and Amended and Restated Stockholders’ Agreement.

If you bring a claim against the company in connection with matters arising under either the Amended and Restated Stockholders’ Agreement or the subscription agreement, including claims under federal securities laws, you may not be entitled to a jury trial with respect to those claims, which may have the effect of limiting and discouraging lawsuits against the company. If a lawsuit is brought against the company under the either of these agreements, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different outcomes than a trial by jury would have had, including results that could be less favorable to the plaintiff(s) in such an action.

Nevertheless, if this jury trial waiver provision is not permitted by applicable law, an action could proceed under the terms of the subscription agreement or Amended and Restated Stockholders’ Agreement with a jury trial. No condition, stipulation or provision of the subscription agreement or Amended and Restated Stockholders’ Agreement serves as a waiver by any holder of the shares or by us of compliance with any substantive provision of the federal securities laws and the rules and regulations promulgated under those laws.

In addition, when the shares are transferred, the transferee is required to agree to all the same conditions, obligations and restrictions applicable to the shares or to the transferor with regard to ownership of the shares, that were in effect immediately prior to the transfer of the Shares, including but not limited to the Amended and Restated Stockholders’ Agreement or subscription agreement.

This investment is illiquid. There is no currently established market for reselling these securities. If you decide that you want to resell these securities in the future, you may not be able to find a buyer. You should assume that you may not be able to liquidate your investment for some time or be able to pledge these shares as collateral.

Upon a closing in this qualified offering, certain outstanding debt will automatically convert into shares of our preferred stock. In 2019, $1,149,592.45 and $1,331,000 convertible notes were sold in two respective offerings. Each note earned an accrued 5% interest. The company expects these notes to convert into a total of 1,610,514 Series A-2 Preferred shares, assuming note interest is earned until a final date of March 31, 2021. In 2019 and 2020, the company entered into SAFE agreements for $500,000 and $1,831,875 respectively. The company expects these agreements to convert into a total of 1,123,787 Series A-3 Preferred shares.

You will need to keep records of your investment for tax purposes. As with all investments in securities, if you sell our Series A-1 Preferred Stock at a profit or loss, you will probably need to pay tax on the long- or short-term capital gains that you realize, or apply the loss to other taxable income. If you do not have a regular brokerage account, or your regular broker will not hold our Series A-1 Preferred Stock for you (and many brokers refuse to hold securities issued under Regulation A) there will be nobody keeping records for you for tax purposes and you will have to keep your own records, and calculate the gain or loss on any sales of the Series A-1 Preferred Stock.

The value of your investment may be diluted if the company issues additional options. A pool of unallocated options is typically reserved for future employees, which affects the fully-diluted pre-money valuation for this offering. The price per share of the Series A-1 Preferred Stock has been calculated assuming a 1.67% post-money option pool, which may not account for all additional options the company will issue after the offering and may not provide adequate protection against the dilution investors may face due to such additional issuances. Any option issuances by the company over the 1.67% pool will lower the value of your shares. There is currently a total of 4,037,347 authorized shares available for option grants under the Company’s stock option plan.

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DILUTION

Dilution means a reduction in value, control, or earnings of the shares the investor owns.

Immediate dilution

An early-stage company typically sells its shares (or grants options on its shares) to its founders and early employees at a low cash price, as they are typically putting their “sweat equity” into the company. When the company seeks cash investments from outside investors, the new investors typically pay a higher price for their shares than the founders or earlier investors.

The following table compares the price that new investors are paying for their shares with the effective cash price paid by existing shareholders, giving effect to full conversion of all outstanding convertible notes and assuming that the new shares are sold at $3.00 per share. The schedule presents number of shares and pricing as issued and reflects all transactions since inception, so investors can understand what they will pay for their investment compared to what earlier parties have paid.

The following table presents the approximate effective cash price paid for all shares and potential shares issuable by the company as of December 31, 2020.

	Date Issued	Issued Shares	Potential Shares	Total Issued and Potential Shares	Effective Cash Price per Share at Issuance or Potential Conversion
Common Shares:
Common Shares	2008	5,000,000	-	5,000,000	$0.0001
Common Shares	2010	1,250,000	-	1,250,000	$0.0001
Common Shares	2011	145,000	-	145,000	$0.1000
Common Shares	2014	3,000,000	-	3,000,000	$0.0500
Common Shares	2015	10,000	-	10,000	$0.0500
Common Shares (1)	2018	2,968	-	2,968	$0.1120
Common Shares (2)	2020	40,000	-	40,000	$0.0100

Preferred Shares:
Preferred Shares	2016	1,998,815	-	1,998,815	$1.6583
Preferred Shares	2017	181,122	-	181,122	$1.6583
Preferred Shares	2018	1,338,301	-	1,338,301	$1.6583

Convertible Notes:
Convertible Notes (3)	2019	-	1,610,514	1,610,514	$1.6683

SAFE Notes
SAFE Notes (4)	2019	-	240,963	240,963	$2.0750
SAFE Notes	2020	-	882,824	882,824	$2.0750

Options:
2008 Equity Incentive Plan (5)		1,950,000	-	1,950,000	$0.2506

Warrants:
Warrants (6)		-	132,514	132,514	$0.0100

(1)	In 2019, the company issued 2,968 common shares to an employee exercising their option for their vested shares upon termination.

(2)	In 2020, the company issued 40,000 common shares to a warrant holder exercising their right to purchase shares at an exercise price of $0.01 per share.

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(3)	Assumes conversion of all issued and outstanding convertible notes, plus accrued interest through March 31, 2021.

During 2019, the Company issued convertible notes (2019 Notes) for total proceeds, net of issuance costs of $126,772, of $2,402,337. All notes have a maturity date of June 30, 2021, and accrue simple interest at 5% per annum. All notes have a 20% conversion discount of the original issue price of new preferred stock. The notes, and all accrued interest, can either be converted prior to their maturity date in the event of a Qualified Equity Financing with an aggregate sales price of not less than $750,000 (excluding the aggregated amount from the convertible notes), converted at any time by a majority vote of the noteholders, or automatically converts upon the maturity date.

The outstanding principal amount of the 2019 Notes and accrued and unpaid interest is convertible at the option of a Majority in Interest of the Investors at any time into that number of fully paid and nonassessable shares of the Company’s Series A Preferred Stock determined by dividing (x) $32,000,000 by (y) the number of Fully Diluted shares immediately prior to the Conversion. As a result, if the 2019 Notes were converted in full pursuant to this provision, we would issue approximately 1,309,278 shares of our Series A Preferred Stock which shares are convertible into 1,309,278 shares of the Company’s common stock.

Additionally, in the event that as of the Maturity Date of the 2019 Notes or any portion of the 2019 Notes have not been converted, then the outstanding principal amount of and all accrued interest on the 2019 Notes shall automatically convert into that number of fully paid nonassessable shares of Series A Preferred Stock determined by dividing (i) the outstanding principal balance of the 2019 Note plus accrued and unpaid interest thereon as of the Maturity Date by (B) the number of Fully Diluted Shares immediately prior to the Maturity Date, rounded down to the nearest whole share. As a result, if the 2019 Notes were converted in full pursuant to this provision, we would issue approximately 1,324,329 shares of our Series A Preferred Stock which shares are convertible into 1,324,329 shares of the Company’s common stock.

In the event of a Change of Control Transaction the 2019 Note the holder of the note would be entitled to receive at the option of the holder either (i) the principal amount of the note plus accrued and unpaid interest as of the date of the Change of Control Transaction or (ii) that number of fully paid and nonassessable shares of the Company’s most senior preferred stock outstanding of the change of Control Transaction as is determined by dividing the outstanding principal balance of the note plus accrued and unpaid interest thereon through the date of conversion by that amount per share representing a post-money valuation of the Company equal to the sum of 32,000,000 plus the principal amount of the note and any other outstanding notes plus accrued and unpaid interest thereon as of the date of such Change of Control Transaction.

(4)	During 2019, the Company issued a SAFE note for total proceeds of $500,000. During 2020, the Company issued additional SAFE notes for total proceeds, net of issuance costs of $16,158, of $1,831,875 for cumulative total proceeds of $2,331,875. The notes will automatically convert to preferred stock upon either an Equity Financing or Liquidity Event. Preferred shares issued upon an Equity Financing event will convert at the Purchase Amount divided by the Safe Price of $2.075. Proceeds issued to SAFE note holders upon a Liquidity Event is the greater of the Purchase Amount or the amount payable calculated by the number of common shares equal to the Purchase Amount divided by the Liquidity Price of $2.075. If there is a Dissolution Event, the SAFE note holders are entitled to an amount greater to a portion of the proceeds equal to either the Cash-Out Amount (Purchase Amount) or the Conversion Amount (number of Common Shares equal to the Purchase Amount divided by the Liquidity Price).

(5)	Options represent options issued and outstanding as of December 31, 2020 net of cancellations and exercises.

(6)	In 2018 and 2019, the company issued 132,514 and 40,000 warrants, respectively, to Chardan Capital Markets and IRTH Communications. IRTH Communications exercised their right to purchase common shares in 2020.

The following table describes the dilution that new investors will experience when they invest in the company and relative to the company’s existing holders of securities. This calculation is based on the net tangible assets of the Company; as such calculations are based on net tangible book value of $(2,608,957), at December 31, 2019, and as summarized in our audited financial statements. Hence this table does not include shares or SAFE agreements issued in 2020.

Offering costs assumed in the following table includes up to $1,275,000 in commissions to SI Securities, LLC, as well as direct legal and accounting fees incurred in support of this Offering.

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The table presents three amount raised scenarios: a $750,000 raise from this offering (the minimum offering), a $7,500,000 raise from this offering, and a fully subscribed $15,000,000 raise from this offering (the maximum offering).

	$750,000 Raise	$7.5 Million Raise	$15.0 Million Raise
Price per Share	$3.00	$3.00	$3.00
Shares Issued	250,000	2,500,000	5,000,000
Capital Raised	$750,000	$7,500,000	$15,000,000
Less: Offering Costs	$165,750	$739,500	$1,377,000
Net Offering Proceeds	$584,250	$6,760,500	$13,623,000
Net Tangible Book Value Pre-financing as of December 31, 2019	$(2,608,957)	$(2,608,957)	$(2,608,957)
Net Tangible Book Value Post-financing	$(2,024,707)	$4,151,543	$11,014,043

Shares issued and outstanding pre-financing as of December 31, 2019 (1)	17,783,021	17,783,021	17,783,021
Post-financing Shares Issued and Outstanding	18.033.021	20,283,021	22,783,021

Net Tangible Book Value per Share Prior to Offering	$(0.15)	$(0.15)	$(0.15)
Increase/(Decrease) per Share Attributable to New Investors	$0.03	$0.35	$0.63
Net Tangible Book Value per Share After Offering	$(0.11)	$0.20	$0.48
Dilution per Share to New Investors ($)	$(3.11)	$(2.80)	$(2.52)
Dilution per Share to New Investors (%)	-104%	-93%	-84%

(1)	Assumes conversion of all issued Convertible and SAFE Notes issued as of December 31, 2019, resulting in the issuance of an additional 2,734,301 shares. Also includes common shares outstanding and available for the stock option pool.

Future dilution

Another aspect of dilution is the dilution that happens due to future actions by the company. The investor’s stake in a company could be diluted due to the company issuing additional shares. In other words, when the company issues more shares, the percentage of the company that each investor owns will go down, even though the value of the company may go up. In that event, the investor will own a smaller piece of a larger company. This increase in number of shares outstanding could result from a stock offering (such as an initial public offering, another crowdfunding round, a venture capital round, or angel investment), employees exercising stock options, or by conversion of certain instruments (ex. convertible bonds, preferred shares or warrants) into stock.

If the company decides to issue more shares, an investor could experience value dilution, with each share being worth less than before, and control dilution, with the total percentage an investor owns being less than before. There may also be earnings dilution, with a reduction in the amount earned per share, although earnings per share typically occurs only if the company offers dividends, and most early-stage companies are unlikely to offer dividends, preferring to invest any earnings into the company.

The type of dilution that hurts early-stage investors most occurs when the company sells more shares in a “down round,” meaning at a lower valuation than in earlier offerings. The example provided below is hypothetical and for illustrative purposes only:

●	In June 2017 Jane invests $20,000 for shares that represent 2% of a company valued at $1 million.
●	In December, the company is doing very well and sells $5 million in shares to venture capitalists on a valuation (before the new investment) of $10 million. Jane now owns only 1.3% of the company but her stake is worth $200,000.
●	In June 2018, the company has serious problems and in order to continue to operate raises $1 million at a valuation of only $2 million (the “down round”). Jane now owns only 0.89% of the company and her stake is worth only $26,660.

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This type of dilution might also happen upon conversion of convertible notes into shares. Typically, the terms of convertible notes issued by early-stage companies provide that in the event of another round of financing, the holders of the convertible notes get to convert their notes into equity at a “discount” to the price paid by the new investors. They receive more shares than the new investors would for the same price because of their earlier investment which may have been associated with greater risk. Additionally, convertible notes may have a “price cap” on the conversion price, which effectively acts as a share price ceiling. Either way, the holders of the convertible notes receive more shares for the same dollar amount of investment than new investors receive. In the event that the financing is a “down round” the holders of the convertible notes will dilute existing equity holders, and even more than the new investors do, because they get more shares for their money. Investors should pay careful attention to the number of convertible notes that the company has issued and may issue in the future, and the terms of those notes.

If you are making an investment expecting to own a certain percentage of the company or expecting each share to hold a certain amount of value, it’s important to realize how the value of those shares can decrease by actions taken by the company. Dilution can make drastic changes to the value of each share, ownership percentage, voting control, and earnings per share.

PLAN OF DISTRIBUTION AND SELLING SECURITYHOLDERS

Plan of Distribution

The company is offering a minimum of 250,000 and up to 5,000,000 shares of Series A-1 Preferred Stock (the “Shares”) on a “best efforts” basis at a price of $3.00 per share. The minimum subscription is $999. SeedInvest Auto Invest participants may subscribe at a lower investment minimum of $198.

The company has engaged SI Securities, LLC as its sole and exclusive placement agent to assist in the placement of its securities. SI Securities, LLC is under no obligation to purchase any securities or arrange for the sale of any specific number or dollar amount of securities.

Commissions and Discounts

The following table shows the total discounts and commissions payable to the placement agents in connection with this offering assuming we raise the maximum amount of offering proceeds:

	Per Share

Public offering price	$3.00
Placement Agent commissions	$0.255	(1)
Proceeds, before expenses, to us	$2.745

(1)	SI Securities, LLC will receive commissions of 8.5% of the offering proceeds.

Other Terms

Except as set forth above, the company is not under any contractual obligation to engage SI Securities, LLC to provide any services to the company after this offering, and has no present intent to do so. However, SI Securities, LLC may, among other things, introduce the company to potential target businesses or assist the company in raising additional capital, as needs may arise in the future. If SI Securities, LLC provides services to the company after this offering, the company may pay SI Securities, LLC fair and reasonable fees that would be determined at that time in an arm’s length negotiation.

SI Securities, LLC intends to use an online platform provided by SeedInvest Technology, LLC, an affiliate of SI Securities, LLC, at the domain name www.seedinvest.com (the “Online Platform”) to provide technology tools to allow for the sales of securities in this offering. SI Securities, LLC will charge you a non-refundable transaction fee equal to 2% of the amount you invest (up to $300) at the time you subscribe for our shares. This fee will be refunded in the event the company does not reach its minimum fundraising goal. In addition, SI Securities, LLC may engage selling agents in connection with the offering to assist with the placement of securities.

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Selling Security holders

No securities are being sold for the account of security holders; all net proceeds of this offering will go to the company.

Transfer Agent and Registrar

VStock Transfer, LLC has been engaged to be the transfer agent for the Series A-1 Preferred Stock and maintains shareholder information on a book-entry basis. We will not issue shares in physical or paper form.

Investors’ Tender of Funds and Return of Funds

After the Commission has qualified the Offering Statement, the company will accept tenders of funds to purchase the Series A-1 Preferred Stock. The company may close on investments on a “rolling” basis (so not all investors will receive their shares on the same date), provided that the minimum offering amount has been met. Tendered funds will remain in escrow until both the minimum offering amount has been reached and a closing has occurred. However, in the event we have not sold the minimum number of shares by or sooner terminated by the company, any money tendered by potential investors will be promptly returned by the Escrow Agent. Upon closing, funds tendered by investors will be made available to the company for its use.

In the event that it takes some time for the company to raise funds in this offering, the company may rely on cash on hand, or may seek to raise funds by conducting a new offering of equity or debt securities.

In order to invest you will be required to subscribe to the offering via the Online Platform and agree to the terms of the offering, the subscription agreement, Amended and Restated Stockholders’ Agreement and any other relevant exhibits attached thereto.

Provisions of Note in Our Subscription Agreement and Amended and Restated Stockholders’ Agreement

Our subscription agreement and Amended and Restated Stockholders’ Agreement include forum selection provisions that require any claims against the company based on the subscription agreement and/or Amended and Restated Stockholders’ Agreement not arising under the federal securities laws to be brought in a court of competent jurisdiction in the State of New York. These forum selection provisions may limit investors’ ability to bring claims in judicial forums that they find favorable to such disputes and may discourage lawsuits with respect to such claims. The company has adopted these provisions to limit the time and expense incurred by its management to challenge any such claims. As a company with a small management team, this provision allows its officers to not lose a significant amount of time travelling to any particular forum so they may continue to focus on operations of the company.

Jury Trial Waiver

The subscription agreement and Amended and Restated Stockholders’ Agreement provide that subscribers waive the right to a jury trial of any claim they may have against us arising out of or relating to the subscription agreement. By signing the subscription agreement and Amended and Restated Stockholders’ Agreement, the investor warrants that the investor has reviewed this waiver with the investor’s legal counsel, and knowingly and voluntarily waives his or her jury trial rights following consultation with the investor’s legal counsel. If we opposed a jury trial demand based on the waiver, a court would determine whether the waiver was enforceable given the facts and circumstances of that case in accordance with applicable case law.

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USE OF PROCEEDS TO ISSUER

Assuming a maximum raise of $15,000,000, the net proceeds of this offering would be approximately $13,623,000 after subtracting estimated offering costs of $1,275,000 to SI Securities, LLC in commissions, $22,000 in audit fees, $5,000 in Edgarization fees and $75,000 in legal fees. We intend to use the proceeds respective to this maximum raise to fund receipt of United States Food and Drug Administration (FDA) market clearance of the iOptik® smart contact lens and to support our partners to commercially launch the smart lenses and display eyewear for the visually impaired including the legally blind patient market in the United States. Following these planned events for the US market, we plan to seek market registrations in Europe and the United Kingdom and support our future licensees to commercially launch the smart contact lenses and display eyewear in these respective regions. We plan to deploy more than $4,000,000 for intellectual property and engineering to produce reference designs for applications that extend beyond those for the visually impaired including the legally blind market.

Assuming a raise of $7,500,000, representing 50% of the maximum offering amount, the net proceeds would be approximately $6,760,500 after subtracting estimated offering costs of $637,500 to SI Securities, LLC in commissions, $22,000 in audit fees, $5,000 in Edgarization fees, and $75,000 in legal fees. In such event we would use the proceeds respective to this 50% raise to fund receipt of U.S. FDA market clearance of the iOptik smart contact lens and to support our future licensees to commercially launch the smart contact lenses and display eyewear for the visually impaired including the legally blind patient market in the United States. We would also begin regulatory submissions for market registrations in Europe and the United Kingdom while not budgeting support for the respective launches. We would develop intellectual property for next applications while minimizing engineering costs for reference designs for next applications.

Assuming a raise of the minimum of $750,000, representing 5% of the maximum offering amount, net proceeds would be approximately $584,250 after subtracting estimated offering costs of $63,750 to SI Securities, LLC in commissions, $22,000 in audit fees, $5,000 in Edgarization fees, and $75,000 in legal fees. In such event we would use the proceeds respective to this 5% raise to fund receipt of an initial 510(k) U.S. FDA market clearance while minimizing our expenses related to, (i) final market clearance of the iOptik smart contact lens, (ii) hiring of new staff to support commercial partners, (iii) marketing activities and engineering activities pursuant to reference designs for applications beyond eyewear for the visually impaired including the legally blind patient market. Based on raising the minimum of $750,000, the company does not believe it will have sufficient funds to operate through the end of 2021, and management would need to seek additional forms of financing.

Please see the table below for a summary of the company’s intended use of capital and net proceeds from this offering:

Percent	Minimum Offering $750,000 Raise		$7,500,000 Raise		Maximum Offering $15,000,000 Raise
Allocation	Use Category	%	Use Category	%	Use Category
28%	Payroll	23%	Engineering Projects	26%	Engineering Projects
28%	Clinical Projects	22%	Payroll	21%	Clinical Projects
20%	Engineering Projects	19%	Clinical Projects	20%	Payroll (1)
9%	General Administrative	16%	General Administrative	14%	General Administrative
8%	Offering Expenses	10%	Offering Expenses	9%	Offering Expenses
7%	Facilities and Equipment	6%	Working Capital	7%	Working Capital
0%	Working Capital	4%	Facilities and Equipment	3%	Facilities and Equipment

(1)	Upon realization of a minimum raise of at least $10,000,000 before December 31, 2021 (gross proceeds before commissions), we plan to use 5% of the gross proceeds to reduce payroll-related, balance sheet liabilities. Payments may specifically include reduction of Current Accrued Expenses and of reduction of Long-term Accrued Deferred Wages. Certain of these payments may be used to reduce accrued liabilities to company officers.

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The company reserves the right to change the above intended use of proceeds if management believes it is in the best interests of the company.

THE COMPANY’S BUSINESS

Overview

Innovega was incorporated under the laws of the State of Delaware on June 16, 2008, as “Innovega Inc.” Innovega is developing a product solution architecture for Extended Reality (XR) eyewear which includes the categories of Augmented, Virtual and Mixed Reality. The Extended Reality eyewear is enabled by a novel smart contact lens or a surgically implanted intraocular lens. We developed and have prototype contact lenses, intraocular lenses and prototype display eyewear. These contact lenses and intraocular lenses include proprietary two-state light polarizing filters and the display eyewear include proprietary features and operating software. Innovega intends to license its technology to companies who will produce and market the Extended Reality system for applications including anytime and anywhere information and entertainment; telecommunications; gaming; defense, security and intelligence, enterprise; surgical visualization and telemedicine; athletic training and sports analytics; and quality of life enhancement for the sensory impaired including the visually impaired and legally blind, hearing impaired and those suffering cognitive impairment.

Our Background

Our business is based on our foundational patent, METHOD AND APPARATUS TO PROCESS DISPLAY AND NON-DISPLAY INFORMATION, US patent number 8,520,309, issued August 27, 2013, and more than 35 additional US and international patent cases. Our founding philosophy is that the resolution, field of view, and 3D potential of a wearable display is enhanced by placing the focusing optics on or in the eye; the bulk and weight of display eyewear is reduced by eliminating the optics from the eyewear; the conflict between the alignment of the eyes (vergence) and the focusing of the eyes (accommodation) is eliminated with the extended depth of field of the eye-borne optics; and, gaze tracking that is required for advanced mixed reality is more efficient with the use of a system based on fiducials placed on or in the contact lens.

We believe that the future of Extended Reality eyewear is dependent on the eyewear being lightweight and stylish and the optics being customized for the majority of potential users. We believe that one-size fits all display eyewear will not be any more successful than one-size-fits-all glasses would be. We hold that the geometric diversity of human facial features and head shapes will significantly impact the success of mass-produced one-size-fits-all display eyewear.

We believe that artificial intelligence systems will facilitate the cost-efficient delivery of customized smart contact lenses and display eyewear. High-precision patient specific contact lenses or intraocular lenses along with display eyewear will provide the performance defined as necessary for user acceptance of display eyewear. It is our assessment that for Innovega eyewear to be truly scalable they require a high degree of advanced engineering and systems for fitting along with novel user centered software and interfaces.

It is our view that patient specific display eyewear will prove to be clinically superior over the long term while also alleviating the known challenges in the acceptance of generic display eyewear. We believe that display eyewear should be designed and optimized to fit each user and in doing so will exceed the capabilities of even the most well-designed generic display systems. We believe that the use of patient specific display eyewear will, over time, reduce complication and failure rates and enhance the forecast growth of Extended Reality eyewear in the post mobile phone era.

Principal Products and Services

Our primary business includes licensing its intellectual property and know-how resulting from the process of design, prototyping, testing and patenting smart contact lenses; smart intraocular lenses; gaze tracking; sound management components; display eyewear; and computer program products that enable high resolution, full field of view, free eye-movement, obstruction free peripheral visual field, lightweight and stylish display eyewear; along with, auditory and visual sensory enhancement systems for display eyewear.

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Innovega also provides for fee engineering services and consultation services to display eyewear licensees and to distribution partners in the ophthalmic industry for the purpose of enhancing the success rate with the smart contact lenses and intraocular lenses.

The Innovega technology driven fitting systems will eliminate the subjective differences in the measurement, selection and fitting of contact lenses and eyewear. The Innovega fitting system is intended to result in the selection of the same contact lens and eyewear size parameters at any location or by any personnel who assist the end user who will be wearing the contact lenses and display eyewear. Novel fitting instrumentation is in development by Innovega for the purpose of predicting the contact lens and eyewear parameters as well as presets for the viewing of the images in the eyewear. The contact lenses and display eyewear may be fit without our enabling technology. We believe that higher user satisfaction, better extended eyewear performance, and reduced fitting time will be experienced with our system for fitting the contact lenses and eyewear. The enabling fitting technology may be sold separately to eye care practitioners and fitting centers.

We intend to license the manufacture of the contact lenses and intraocular lenses to large, established ophthalmic industry leaders who are already approved manufacturers and have decades of product specific manufacturing expertise. We intend to license to FDA registered ISO 13485 approved manufacturers with the proper Quality Management Systems and product specific expertise for the contact lenses and intraocular lenses.

We intend to license the manufacture of the display eyewear to industry leaders for the various applications and to their respective original equipment manufacturers when applicable. The potential licensees include providers in the fields of anytime and anywhere information and entertainment; telecommunications; gaming; defense, security and intelligence, enterprise; surgical visualization and telemedicine; athletic training and sports analytics; and quality of life enhancement for the sensory impaired including the visually impaired and legally blind, hearing impaired and those suffering cognitive impairment.

Market

Our first target market is the visually impaired population who are in need of vision enhancement to improve their independence and quality of life. We developed the iOptik® smart contact lens and the eMacula® display eyewear system to provide the widest field of view in a wearable image amplification system. We believe that the eyewear, produced and distributed by a global leader in electronic aids for the visually impaired, will be the leading solution for the significantly growing population of those affected by Age-Related Macular Degeneration (AMD), diabetic retinopathy, and other conditions causing central vision loss.

The majority of visually impaired patients are female and 60 years of age and older and the prevalence accelerates above age 60 because of the impact of AMD. The current number of those suffering from some form of AMD in the United States is approximately 11 million people and expected to reach 22 million people by 2050. As the US population ages, led by the baby boomers who comprise 73 million of the US population, a strong correlative affect in AMD cases is predicted. The risk of vision impairing AMD between the ages of 50-59 is only 2% and increases to over 30% for those over 75. The number of people living with AMD globally is approximately 196 million and set to increase to 288 million by 2040. The substantial increase is due, mainly, to the large aging population as well as the increase in life expectancy.

Visually impaired patients need assistance to maintain employment and independent living. The segment younger than 70 have the greatest need to support their employment and productivity. Those over age 70 have the need for independent living and quality of life.

Most patients who will be using our technology are expected to be over the age of 55 and many of these patients would rely on insurance coverage to pay for their treatment. Partial reimbursement for services is in place for those covered by Medicare. The Medicaid program through States Department of Rehabilitation provide coverage for children through working adults. The two largest vision care plans, Vision Service Plan and EyeMed, provide partial coverage for medically necessary contact lenses and low vision devices for rehabilitation. Further, the Veterans Health Administration report coverage for rehabilitation assessment and training to improve independence and quality of like, low vision devices and training in their use, and electronic and mechanical aids including adaptive computers and computer-assisted devices such as reading machines and electronic aids.

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Management believes that the market growth for wearable display aids for the visually impaired will be greater than the growth of the overall population with visual impairment primarily because of the limited market penetration of the current competitors. In particular, we have paid close attention to the market uptake of the current generation of competitive products. While no independent analysis reporting the number of users of competitive products has been sourced, we believe the total of all of the brands combined in use by the visually impaired in the U.S. is approximately 10,000. We believe the low penetration of wearable display devices for the visually impaired is due to the narrow field of view, low resolution, bulky and unattractive appearance, need to employ improved software and user interface technology, and need to personalize the fitting characteristics of the display eyewear.

Our management believes that wearable display image enhancement technology penetration for the visually impaired is inordinately low. Management believes that customized display eyewear with wide field of view and high resolution, with advanced software and user interface design in lightweight and stylish eyewear will significantly change the desire of low vision specialists to prescribe wearable display technology for their visually impaired patients. The demand for vision enhancement is present in the majority of visually impaired individuals who are otherwise healthy and driven to live more active and independent lifestyles or to perform at higher levels in their academic and vocational pursuits. Innovega’s technology is a medical device and will be prescribed by low vision specialists rather than purchased over the counter, online or through less sophisticated delivery systems. We believe we are in a prime position to capitalize on this underserved and growing market with the technology and product infrastructure we are developing.

Competition

The current competitive landscape in the low vision device market is saturated with solutions that have been proven to increase patients’ vision and quality of life albeit in a narrow field of view, high price point, and enclosed in a heavy head mounted device. Currently, the leading brands of competitive products include eSight, IrisVision, Eyedaptic, Acesight, NuEyes and Jordy. IrisVision offers a headset form factor with a wide field of view with the drawback of being heavy and socially isolating. The remainder are in an eyewear form factor while sharing negative performance and appearance limitations including a field of view that is approximately one-half of the Innovega technology, lower display resolution, greater weight and an obtrusive appearance when compared to the Innovega solution.

Management is not aware of any other solution in the market that can enable the visually impaired to see 20/20 equivalent in normal surroundings and when reading at a normal distance with as large a field of view, as high a resolution, and while weighing under two ounces.

Our Innovative Approach

Innovega’s principal innovation over our competition will be our ability to produce customized and personalized extended reality eyewear for the visually impaired to enable the time efficient fitting, training and adaptation to the wearable technology. The product solution architecture that we are developing will enable rapid fabrication and mass personalization of the contact lens enabled wearable display technology. The optical approach of removing the optics from the eyewear and placing them on or in the eye is fundamental to expanding the field of view while removing the bulk and weight from the eyewear.

The Innovega technology platform includes – multi-patented smart contact lenses and display eyewear configurations – methods of personalizing the eyewear size parameters – software algorithm for image capture, enhancement and presentation – user interface designed with a sensitivity and understanding of the needs of the visually impaired. The eyewear captures high resolution images while the operating system stabilizes the image, reduces latency, and presents the images on the wide and high-resolution displays in the location required for each eye of each user.

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We believe that Innovega’s features and enhancements will improve the user experience over the current eyewear in use while also appearing like normal spectacle eyewear. Specifically, the Innovega system is designed to respect normal head tilt and eye positions while enabling the user to see their world at the same distances that normally sighted individuals see. The eyewear is designed by ophthalmic professionals with years of experience in fitting glasses and the user interface and software are the product of input from low vision specialists and visually impaired patients. The camera, processors, power sources, connectivity components and display technology are all available and supported by large global component manufacturers.

Our design engineers incorporated large databases of head, eye, nose and ear location and size information to develop the parameters for the display eyewear and fitting system. Our team members with previous global market leading contact lens designs and products developed the lens materials, methods of manufacturing to include the patented two-state light polarizing filter, the rotationally stabilized lens design, and the systems and methods of fitting the novel iOptik contact lens.

Generic one-size-fits-all AR and VR glasses for the visually impaired ignore the geometric diversity of human heads, human nose shapes and sizes, human eye locations, and human ear heights and locations. The result is eyewear that is far too large for those with small heads and to narrow for those with wide heads. The universal size eyewear generally sits too far in front of the face and are experienced as heavy on the nose. Several designs require a head-strap or head-band to secure the heavy eyewear to the head. To our knowledge, there is currently no commercially viable offering for customizing display eyewear in the same manner that normal spectacle eyewear is personalized. All current systems fail to solve the eyestrain caused by vergence-accommodation conflict for users with two eyes. Most systems attempt to manage the differences in the distribution of human eye separation by enlarging the usable optical port of their systems which in turn exacerbates the vergence-accommodation conflict by reducing the depth of field.

Our iOptik contact lens approach provides for a smart contact lens containing a two-state light polarizing filter and a micro-lens. The two-state light polarizing filter separates the display light from the non-display normal vision light and the micro-lens focuses the display light while the non-display light path has normal vision correction or no correction for those who do not have a prescription. The iOptik contact lens is a disposable lens and it is prescribed using the same examination that eye care practitioners use for fitting soft disposable lenses to correct astigmatism.

Our eyewear design approach includes a fitting system to determine the correct frame size, correct temple length, correct bridge size and location, the correct display position relative to the separation of the eyes, and the correct presets for the camera and display position when performing a number of different visual tasks. We engineered the frame design to produce the thinnest and lightest eyewear with the support of seasoned eyewear frame designers in concert with mechanical and electronic engineers. The novel solutions for resolving the placement of the components while respecting the ultimate goal of normal eyewear appearance are a major achievement.

Feasibility clinical studies at the Ohio State University with fully sighted and visually impaired subjects provided valuable feedback for the design of the iOptik contact lenses and display eyewear. The feedback is incorporated in design changes, software development and user interface design and development. We are in the final phases of product design and development with a global leader in electronic devices for the visually impaired with a target first product launch upon and subject to receiving our FDA market clearance for the iOptik contact lens. Provided we receive FDA market clearance, the launch date is forecast for the first quarter of 2022.

Sales and Marketing

The specific sales process for each of our product applications is based on the strategy and go-to-market model of our licensees.

Visually impaired market application

The company is employing a licensing business model. The intellectual property including the pending and issued patents, know how, and trade secrets will be licensed to strategic partners who will distribute the contact lenses and display eyewear. In some cases, the partner may also undertake manufacturing or may use third parties for manufacturing the eyewear or contact lenses. We are in the negotiation process with a licensee candidate for the display eyewear and in discussions with licensee candidates for the contact lenses.

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The forecast launch of the contact lenses and eyewear is the first quarter of 2022. The preferred licensee will have an existing global sales organization. The serial launch of products is dependent on regulatory approval of the contact lenses in each country. The first launch is forecast for the United States market with the first target customers including institutional providers of low vision care which incorporate an established reimbursement model. The sales effort is planned to expand to the independent low vision specialists who are often in private optometric or ophthalmology practices.

The US launch will be followed by launches in the United Kingdom and Europe, the remainder of North, Central and South America, East Asia and the rest of the world. Low vision specialists are easily identified for conventional direct sales. Professional services functions are needed to support practitioner training and successful prescribing of the system.

The contact lens manufacturing will be transferred from Innovega to one of the contact lens licensee candidates upon execution of a license agreement and transfer of the manufacturing technology. The licensee will be an existing contact lens manufacturer who has an FDA site approval for manufacturing contact lenses. The licensee is not expected to provide a robust sales and marketing function; rather, they will be trained to provide the support to the eye care professional for proper fitting and case management of the iOptik contact lenses used in conjunction with the eyewear for the visually impaired.

Follow on applications

Additional applications of the Innovega technology will follow the concentrated focus on the visually impaired market.

The applications for sports training and performance, first responder – intelligence – and defense, surgical visualization and telemedicine, enterprise occupational productivity enhancement, telecommunications and anytime-anywhere information and entertainment, and gaming will proceed as the scalable cost of goods reduces for the eyewear and the contact lenses. Management plans to proceed in each application with a licensing model to allow the market leaders to add the Innovega technology to their existing product offerings and channel strength.

Contact lens and display eyewear fitting system technology

Innovega may license its technology fitting system to institutions and licensed independent eye care practitioners to enable the fitting of the iOptik contact lens and the Extended Reality eyewear. The outcomes from the fitting of the iOptik contact lenses, intraocular lenses, and Extended Reality eyewear will be integrated for constant improvement of design, operating systems and user interfaces.

Personalized Extended Reality Eyewear

The Innovega eyewear fitting technology platform intends to automate the parameter selection and presets of the camera to display system using automated digital image analysis algorithms. These algorithms auto-segment images and auto-generate eyewear parameter recommendations that are sent to the eyewear manufacturer to select from inventory the patient-specific eyewear and to preset the display preferences. Innovega is focusing on patient specific eyewear parameter selection and presets due to the clear clinical benefit from personalization.

The contact lens fitting technology may be used in each clinic to provide suggested first lens parameters by entering existing usual and customary clinical data that is captured during a contact lens evaluation by eye care professionals. Image capture of iOptik contact lenses on-eye having markings is used to refine the final contact lens prescription.

Manufacturing

The Extended Reality eyewear for the visually impaired may be manufactured and distributed by the licensee of the Innovega technology. This model substantially reduces the need and use of capital by us.

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Quality Assurance

Our license agreements with licensees will stipulate quality control requirements along with warranty provisions and indemnification clauses.

The contact lens manufacturing and distribution licensee shall have the relevant ISO certification and FDA site approval. Good Manufacturing Practices including a Quality System and a Clinical Evaluation Plan are required.

Research and Development

Research and development (R&D) initiatives that are underway include: materials research, contact lens component development, contact lens manufacturing process development, contact lens metrology; display eyewear industrial design, photonics and electronic design and engineering, and software and user interface development

R&D amounted to $757,830 and $709,838 for the years ended December 31, 2019 and 2018, respectively. In 2018, the majority of our R&D expenses were related to costs incurred developing the filter component of the novel contact lenses and in engineering for reference designs for the display eyewear. In 2019, the majority of our R&D related expenses were related to manufacturing processes for the contact lenses and development of working eyewear prototypes respective to the reference designs. From January 1, to September 30, 2020, we spent $597,512 on R&D. During 2021 and 2022, we estimate we could spend more than $3 million from the maximum proceeds from this offering to fund future R&D initiatives.

Employees

Five employees work from our lab facility at 6181 Cornerstone Court, Suite 103, San Diego, CA 92121, and four employees report to our corporate office at 11900 NE 1st Street, Suite. 300, Bellevue, WA 98005. Additional permanent support is provided by parties who are consultants to the company.

Regulation

Medical products and devices are regulated by the United States Food and Drug Administration (the “FDA”) in the United States and can be regulated by foreign governments for devices sold internationally. The Federal Food, Drug and Cosmetic Act and regulations issued by the FDA regulate testing, manufacturing, packaging, and marketing of medical devices. Under the current regulations and standards, we believe that our products and devices are subject to general controls, including compliance with labeling and record-keeping rules. In addition, our medical devices require pre-market clearance, which for our daily wear contact lenses, classified as non-significant risk or Class II devices, will require a 510(k) premarket notification submission.

Further, our licensees’ manufacturing processes and facilities are also subject to regulations, including the FDA’s QSR requirements (formerly Good Manufacturing Practices). These regulations govern the way we manufacture our products and maintain documentation for our manufacturing, testing and control activities. In addition, to the extent our licensees manufacture and sell products abroad, those products are subject to the relevant laws and regulations of those countries.

Finally, the labeling of the contact lenses, the promotional activities and marketing materials are regulated by the FDA and various state agencies. Violations of regulations promulgated by these agencies may result in administrative, civil or criminal actions against us or our licensee manufacturers by the FDA or governing state agencies.

Innovega has not yet received clearance to market its contact lenses in the United States (FDA) or internationally, and as such is not currently selling and distributing any products. Innovega has engaged a regulatory consulting group and Contract Research Organization, ForeSight Regulatory Strategies, Inc., to assist with its 510(k) premarket notification submission for our iOptik contact lens. We hope to submit to the FDA our 510(k) premarket notification submission for our lens material for standard indications in the second quarter 2021. We expect to submit to the FDA a de novo submission for our iOptik lens for viewing a near eye display within 3 months of the closing of this offering. Notably this timeline assumes that we raise at least $5,000,000 from this offering. Please see our “Risk Factors” regarding risks related to our company with the regulatory process.

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Intellectual Property

Innovega currently holds 14 issued US patents and 2 registered trademarks, iOptik® and eMacula®. The following table reports the US Patent and Trademark Office issued patents, published applications, and filed patents that are not yet published.

Issued US Number	Title
10,261,342	Contact lens and method and systems for constructing a contact lens
9,874,765	Method and apparatus for constructing a contact lens with optics
9,869,884	Contact lens
9,348,151	Molded lens with nanofilaments and related methods
9,251,745	System and apparatus for see-through display panels
9,040,923	Eye-tracking system and related methods
8,922,898	Molded lens with nanofilaments and related methods
8,922,897	System and apparatus for see-through display panels
8,888,279	Method and apparatus for constructing a contact lens with optics
8,786,520	System and apparatus for display panels
8,520,309	Method and apparatus to process display and non-display information
8,482,858	System and apparatus for deflection optics
8,441,731	System and apparatus for pixel matrix see through display panels
8,142,016	Method and apparatus for constructing a contact lens with optics

Published Pending	Title
20190346691	Contact lens and method and systems for constructing a contact lens
20190179154	System and apparatus for see-through display panels
20180129073	Contact lens
20180107023	Method and apparatus for constructing a contact lens with optics
20180090052	Non-uniform resolution, large field of view headworn display
20170337706	Gaze tracking system with contact lens fiducial
20170307892	Transparent projection screen

Unpublished Pending	Title
15/693119	High resolution transparent display
16/675710	Apparatus and methods for molding lenses
16/822302	Article of manufacture including occlusion ring and polarizer
16/830852	Apparatus and methods for pixelated occlusion
16/915951	Display eyewear with auditory enhancement
16/915985	Display eyewear with adjustable camera direction

Litigation

From time to time, the company may be involved in a variety of legal matters that arise in the normal course of business. The company is not currently involved in any litigation, and its management is not aware of any pending or threatened legal actions relating to its intellectual property, conduct of its business activities, or otherwise.

See “Risk Factors” for a summary of risks our company may face in relation to litigation against our company.

THE COMPANY’S PROPERTY

The company leases office space at 6181 Cornerstone Court, Suite 103, San Diego, CA 92121 which serves as its laboratory, and at 11900 NE 1st Street, Suite 300, Bellevue, WA 98005 which serves as its corporate headquarters. Innovega intends to expand its facilities in San Diego in the near future.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations for the nine months ended September 30, 2020 and 2019 and for fiscal years ended December 31, 2018 and December 31, 2019, is presented in conjunction with our financial statements and the related notes included in this Offering Circular. The following discussion contains forward-looking statements that reflect our current expectations, plans, estimates, and beliefs. Actual results and timing of events could differ materially from those discussed in the forward-looking statements due to a number of factors, including those discussed in the section entitled “Risk Factors” and elsewhere in this Offering Circular.

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Overview

Innovega, Inc. has developed a proprietary and innovative smart contact lens and eyewear system for Extended Reality applications. The company is planning to address needs of visually impaired patients, as well as requirements defined by broader augmented, virtual and mixed reality applications.

Results of Operations

Period ended September 30, 2020 Compared to Period ended September 30, 2019

The company did not generate any revenues in either 2019 or 2020, during the respective periods ended September 30, and consequently also did not incur any cost of goods sold.

The company’s operating expenses consist primarily of research and development, clinical and regulatory costs, general and administrative, and business development expenses. General and administrative costs primarily consist of salaries and benefits of administrative employees, office expenses, legal fees, and other consultants. Research and development costs primarily consist of salaries and benefits of scientific and engineering staff, office expenses for research facilities, research supplies and materials, and consultants. Clinical and regulatory costs primarily consist of salaries and benefits of scientific and engineering staff, supplies and materials, and consultants. Business development costs primarily consist of salaries and benefits of business development employees, marketing expenses, and travel and conference costs.

●	General and administrative expenses increased $95,537 to $495,835 for the period ended September 30, 2020 from $400,298 for the period ended September 30, 2019. This 24% increase was primarily driven by higher legal fees.

●	Clinical and regulatory expenses increased $192,125 to $252,690 for the period ended September 30, 2020 from $60,565 for the period ended September 30, 2019. This 317% increase was primarily driven by consultant fees and subcontracted services.

●	Research and development expenses increased $22,976 to $597,512 for the period ended September 30, 2020 from $574,536 for the period ended September 30, 2019. This 4% increase was primarily driven by increased support overhead (wages, contract labor and lab supplies) mostly offset by savings in supplies and materials and consultant fees.

●	Business Development expenses decreased $39,932 to $130,742 for the period ended September 30, 2020 from $170,674 for the period ended September 30, 2019. This 23% decrease was primarily driven by reduced travel costs, wages and consultant fees.

●	Interest expense increased $116,862 to $162,260 for the period ended September 30, 2020 from $45,398 for the period ended September 30, 2019. This 257% increase was due to the issuance of additional convertible notes issued by the company in Q4. See “Liquidity and Capital Resources” below.

As a result of the foregoing, the company generated a net loss of $1,635,586 for the period ended September 30, 2020 compared to a net loss of $1,240,912 for the period ended September 30, 2019. A 32% increase in net loss.

Since the end of the period covered by our financial statements, our legal and professional, wages, payments to contractors, clinical and regulatory costs, and interest expenses are expected to increase in connection with this Offering.

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Year ended December 31, 2019 Compared to Year ended December 31, 2018

We did not generate any revenues in 2019, in contrast to revenue of $67,673 in 2018, from certain NIH grants ending that year. The cost of goods sold in 2018, consisted of direct and contract labor, consultant fees, and direct materials and supplies associated with the grant.

Our operating expenses consist primarily of research and development, clinical and regulatory costs, general and administrative, and business development expenses. General and administrative costs primarily consist of salaries and benefits of administrative employees, office expenses, legal fees, and other consultants. Research and development costs primarily consist of salaries and benefits of scientific and engineering staff, office expenses for research facilities, research supplies and materials, and consultants. Clinical and regulatory costs primarily consist of salaries and benefits of scientific and engineering staff, supplies and materials, and consultants. Business development costs primarily consist of salaries and benefits of business development employees, marketing expenses, and travel and conference costs.

●	General and administrative expenses decreased $57,277 to $572,628 for the year ended December 31, 2019 from $629,905 for the year ended December 31, 2018. This 9% decrease was primarily driven by a $52,932 decrease in stock option compensation expense.

●	Clinical and regulatory expenses increased $47,996 to $90,713 for the year ended December 31, 2019 from $42,717 for the year ended December 31, 2018. This 112% increase was primarily driven by increased wages and consultant fees pursuant to the commencement of the FDA clearance process.

●	Research and development expenses increased $47,992 to $757,830 for the year ended December 31, 2019 from $709,838 for the year ended December 31, 2018. This 7% increase was primarily driven by increased wages and consultant fees partially offset by savings in supplies and materials.

●	Business Development expenses increased $25,128 to $221,640 for the year ended December 31, 2019, from $196,512 for the year ended December 31, 2018. This 13% increase was primarily driven by increased public relations spending.

●	Interest expense increased $99,958 to $114,167 for the year ended December 31, 2019 from $14,209 for the year ended December 31, 2018. This 703% increase was due to the issuance of additional convertible notes issued by the company in 2019 and the $48,516 amortization of the convertible note issuance costs. See “Liquidity and Capital Resources” below.

As a result of the foregoing, the company generated a net loss of $1,745,437 for the year ended December 31, 2019, compared to a net loss of $1,582,518 for the year ended December 31, 2018; a 10% increase in net loss.

Legal and professional, wages, payments to contractors, clinical and regulatory costs, and interest expenses are expected to increase in connection with this Offering when compared to the end of the period covered by our financial statements,

Liquidity and Capital Resources

As of December 31, 2019, and September 30, 2020, the company’s cash on hand was $1,665,454 and approximately $1,942,000, respectively. The company is currently not generating any revenue and requires continued new capital to continue business operations.

The company has recorded losses since inception and as of December 31, 2019 had a stockholders’ deficit of $8,402,836. The company plans to continue to raise additional capital through crowdfunding offerings, equity issuances, or any other method available to the company. Absent additional capital, the company may be forced to significantly reduce expenses and could become insolvent.

From January 1 to September 30, 2020, the company’s monthly use of cash was approximately $162,000. The company estimates that if it does not raise any additional funds, it could continue at this rate of expenditures and operations through August 2021. The company estimates that if it raised the maximum amount sought in this offering and without raising further capital, it could continue at this rate of monthly expenditures and operations for more than five years. From time to time, company Board of Directors and management will assess needs, market conditions, and opportunities, and may adjust its operating plan and use of funds respectively.

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Issuances of Equity, Convertible Notes, Other Indebtedness

Since inception, the company has primarily funded operations through the issuance of equity securities, convertible notes, and SAFE notes.

The company received total proceeds of $5,341,106 from issuances of Preferred Stock in the years 2017 through 2018. The company also received total proceeds of $149,089 from issuances of Common Stock from inception through December 31, 2019.

The company has issued both convertible debt and SAFE notes. In 2019, the company issued convertible promissory notes and SAFE notes for proceeds of $2,402,337 (net of issuance costs of $78,256) and $500,000, respectively. In 2020, and as of September 30, 2020, the company issued an additional $1,831,875 SAFE notes.

The combined principal amount and the accrued interest of these notes was $2,480,592 and $63,498 as of December 31, 2019.

Loan costs are amortized over the loan period. The unamortized balance of the loan costs as of December 31, 2019, was $78,256. The accrued interest on the convertible notes was $63,498 and $145,606 as of December 31, 2019, and September 30, 2020, respectively.

All convertible notes have a maturity date of June 30, 2021, accrue simple interest at 5% per annum, and have a 20% conversion discount of the original issue price of new preferred stock. The valuation at time of conversion is further adjusted to the minimum of 20% discount to valuation of the new preferred stock financing, or $32,000,000. The notes, and all accrued interest, can either be converted prior to their maturity date in the event of a Qualified Equity Financing with an aggregate sales price of not less than $750,000 (excluding the aggregated amount from the convertible notes), converted at any time by a majority vote of the noteholders, or automatically converts upon the maturity date. All outstanding convertible notes and SAFE notes will automatically convert into preferred stock as a result of the initial closing of the Offering.

The Company had a shareholder note in the amount of $100,000 which was fully repaid in 2020, together with $19,627 of accrued interest. In 2020, the Company borrowed $100,000 from company CEO, Stephen Willey, in the form of a Promissory note, earning an interest rate of 1% per month.

In 2020, the Company borrowed $112,420 from the US Small Business Administration under the Payroll Protection Program (PPP). The company expects the majority of this loan to be forgiven.

Plan of Operations and Milestones

In 2020, the company achieved the following:

●	Built working prototypes to enable prospective licensees and partners to test the smart contact lenses and prototype display eyewear
●	Approached the leading supplier to the visually impaired including the legally blind patient market; developed a go-to-market plan, and took first steps in completing and executing a license agreement
●	Developed and refined contact lens manufacturing processes to improve lens performance and yield pursuant to reducing the cost of manufacturing
●	Gained IRB approval for the clinical investigation for the US FDA 510(k) for the lens material for standard indications and commenced enrollment of the first subjects.
●	Fabricated and delivered the Test contact lenses to investigational sites for the 510(k) clinical investigation

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During the first three quarters of 2020, Innovega management operated the company in a way that consumed working capital at the same rate established in 2019. During this period, capital was deployed as approximately:

●	Research and Development, Clinical and Regulatory, Patent Development: 40%
●	Business Development, Legal, Finance and Accounting: 35%
●	Facilities, Overhead: 25%
●	Burdened total payroll expenses were approximately 50% of overall expenses.

Management set the following seven milestones for 2021:

Engineering Activities

●	Collaborate with our licensee candidate to design their display eyewear with goal of delivering maximum value to visually impaired patients
●	Refine contact lens fabrication processes in advance of the de novo FDA clinical investigation, enabling subsequent delivery of manufacturing systems and methods to planned contact lens licensee partner

Clinical Activities

●	Fabricate smart glasses to be used in the de novo FDA clinical investigation in conjunction with the Test iOptik contact lens
●	Conduct parallel clinical testing and design optimization of the iOptik contact lenses
●	Conduct Part 1 (510k) and Part 2 (de novo) of Phase III US FDA clinical investigations
●	Conduct a beta clinical investigation in collaboration with the licensee candidate with visually impaired subjects

Corporate Activities

●	Enter into formal license agreements for the manufacture and distribution of each of smart glasses and smart contact lenses; and as required, develop supply chain agreements to enable delivery of key materials and components to licensee partners

To deliver on the milestones described above, the company plans to hire into key roles that may include the following:

Display Engineer

Senior Materials or Manufacturing Automation Engineer

Software Engineer

Director Finance, Accounting, and Administration

To accommodate this expanded team, the company will need to increase the size and capability of the facilities.

The company plans to improve awareness of the company through expansion of its external digital marketing team.

Management expects to start to increase expenses in early 2021. Total expenses are forecast to approach a 100% increase in monthly costs by the end of 2021, subject to the returns from this offering.

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Trend Information

i)	Markets

The company’s business prospects will be affected by the backdrop of market opportunities and industry dynamics. The author of an article published on April 25, 2020 by VentureBeat referenced the following key elements of recent analyst forecasts relating to VR and AR markets:

Virtual Reality (VR)

●	Sales of VR headset in 2020, will fall below sales in 2018. The bulk and uncomfortable nature of all existing headsets has greatly disappointed users who expected that over time the form-factor would improve. It has not.

○	This information is important as it suggests that the failure of this market presents the need for the Innovega technology. Success of the market appears to be dependent on the solution to a handful of practical comfort and performance limitations that exist today. Oculus remains the only supplier of consequence. Company management believe the Company can develop VR smart glasses that users would find more suitable in conjunction with its focus on Augmented Reality glasses which will participate in a forecast much larger and varied market

Augmented Reality (AR)

●	By the end of 2019, 900 million users had downloaded AR applications onto their smartphones. By 2024, it is believed that this number of users could grow to over 2.5 billion.

○	This information is important to the company since the growth of AR will depend on the value and return on investment delivered to users. In turn, the value to the user will depend on the quality of the device, the interface to it, and the applications that are available. The growing base of AR-enabled smartphones will encourage developers to make available new and useful applications and content. Analysts forecast new generations of smart glasses that will directly leverage this vital base of applications and content.

●	Consumer smart glasses will initially be tethered to smart phones and thus access their content and capabilities. Apple has described its plan to release smart glasses in or around 2022. If this occurs, it is forecast that smart glasses sales could reach tens of millions of units by 2024, and AR revenues could increase from a present $8 billion to $60 billion.

○	This information is important to the Company since consumer smart glass markets cannot grow until the AR ecosystem has been developed. Apple, Google and Facebook have described their intent to develop these ecosystems. The company believes that these systems must be fully available for smart glasses developers to offer the required value to consumers. The Company’s go to market plan is waiting for the development of the ecosystem and applications before it commits to consumer products.

●	Developers of smart glasses have responded to the lack of mass market ecosystem by identifying vertical markets where a tailored application can be developed. Microsoft has had limited success in commercializing its Hololens headset for use by enterprise workers and more recently by the military. Analysts estimate that sales of enterprise smart glasses will remain in the hundreds of thousands of units through 2021, but could reach millions of units by 2024.

○	The company believes that pre-2023, its management should place its focus on delivering high value to select vertical markets

●	Since vertical markets will depend on well-defined bundled applications, the majority of revenues will be earned from sale of smart glasses hardware and in Innovega’s case, smart contact lenses.

○	This information suggests the company should follow a commercial launch strategy of delivering smart glasses hardware reference designs and our smart contact lenses to one or more vertical markets having well-documented and under-served needs.

Consistent with these forecasts, the company selected the visually impaired including the legally blind patient community whose needs are well-documented and under-served. This is a non-enterprise application that enables the company to avoid the high level of competition that is already building in the enterprise sector. Following a success in serving the visually impaired patients, the company plans to expand to other vertical health care markets including the hearing impaired, dual sensory losses and other healthcare delivery markets.

Opportunities exist in licensing the company technology for use in larger vertical markets such as public safety and prosumer applications after proving its business model in one or more health care markets. The progressive market development opportunity is enhanced when ecosystems are available for broad consumer markets. Management plans to monitor opportunities to seek partners for licensing its technology for mass market applications.

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ii)	Operations

The company expects to receive revenues from up to three sources:

●	License fees or Investment from manufacturers and distributors of smart lenses and smart glasses
●	Engineering and Clinical support fees from licensees that need support in product development, preparation for manufacturing, and market development
●	Unit Royalties based on glasses and contact lens sales

A licensee candidate invested a total of $1,000,000, by way of $500,000 under the company’s 2019 Convertible Debenture program, and $500,000 under the company’s 2019 SAFE investment program,

In 2020, the company also earned it first service-based revenues for supporting strategic partner needs. This effort began during the latter half of 2020 and the company received approximately $110,290 for Innovega R&D and Clinical consulting services. We expect to continue to receive profit-earning revenues for these services.

Royalties are typically paid upon the commercial sale of product, and the company could earn royalties from the sale of each pair of smart glasses, and recurring royalties on the sale if its iOptik disposable contact lenses. Management started on the path of commercial development of smart glasses and contact lenses for the target visually impaired including the legally blind market. The company and its licensee candidate must complete product development and preparation for manufacture before these items can be sold and royalties paid. In addition, the Company must secure a US FDA market clearance to allow the sale of the contact lenses and the contact lens manufacturing and distribution license must be completed.

Relaxed Ongoing Reporting Requirements

If we become a public reporting company in the future, we will be required to publicly report on an ongoing basis as an “emerging growth company” (as defined in the Jumpstart Our Business Startups Act of 2012, which we refer to as the JOBS Act) under the reporting rules set forth under the Exchange Act. For so long as we remain an “emerging growth company”, we may take advantage of certain exemptions from various reporting requirements that are applicable to other Exchange Act reporting companies that are not “emerging growth companies”, including but not limited to:

●	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;

●	taking advantage of extensions of time to comply with certain new or revised financial accounting standards;

●	being permitted to comply with reduced disclosure obligations regarding executive compensation in the company’s periodic reports and proxy statements; and

●	being exempt from the requirement to hold a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

If we become a public reporting company in the future, we expect to take advantage of these reporting exemptions until we are no longer an emerging growth company. We would remain an “emerging growth company” for up to five years, although if the market value of our Common Stock that is held by non-affiliates exceeds $700 million as of any June 30 before that time, we would cease to be an “emerging growth company” as of the following December 31.

If we do not become a public reporting company under the Exchange Act for any reason, we will be required to publicly report on an ongoing basis under the reporting rules set forth in Regulation A for Tier 2 issuers. The ongoing reporting requirements under Regulation A are more relaxed than for “emerging growth companies” under the Exchange Act. The differences include, but are not limited to, being required to file only annual and semiannual reports, rather than annual and quarterly reports. Annual reports are due within 120 calendar days after the end of the issuer’s fiscal year, and semiannual reports are due within 90 calendar days after the end of the first six months of the issuer’s fiscal year.

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In either case, we will be subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not “emerging growth companies”, and our shareholders could receive less information than they might expect to receive from more mature public companies.

DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

Name	Position	Age	Date Appointed to Current Position	Approximate hours per week for part-time employees
Executive Officers
Stephen Willey (1)	Chief Executive Officer, President, Director	66	6/4/2008	N/A
Dr. Jerome Legerton (2)	Chief Clinical and Regulatory Officer, Secretary, Director	74	2/14/2010	N/A
Independent Directors
Shane Kim (3)	Director	58	2/28/2018	N/A
Jeff Bradley (4)	Director	56	11/9/2020	N/A
Significant Employees
Jay Marsh	Vice President Engineering	49	6/3/2014	N/A
Hsiang Lee	Senior Process Development Engineer	41	10/5/2020	N/A

(1) Officer Designee

(2) Officer Designee

(3) Common Shareholder Designee

(4) Series Seed Preferred Shareholder Designee

Stephen Willey, MBA, M.A.Sc. - Chief Executive Officer, President, and Director

Stephen Willey is a co-founder of Innovega Inc. and accepted the role of Director in 2008, and CEO in 2011. Since 2011, his duties have included the company’s financing, accounting, and administration. After earning graduate degrees in engineering and business, Mr. Willey led founding teams in 5 companies and successfully delivered innovation to global customers. In 1994, he co-founded Microvision International Inc., and served as president, eventually listing both the company and its subsidiary, Lumera, on the NASDAQ exchange. He served as founding board member of listed company, eDispatch, and interim CEO of listed company and telematics pioneer, AirIQ. Furthermore, he participated significantly in companies that launched innovations in cellular technology and video gaming, with eventual sale of these companies to strategic partners such as Motorola. Mr. Willey received an MBA degree from the University of California, in Los Angeles and an M.A.Sc (Engineering) degree from The University of British Columbia.

Jerome A. Legerton, OD, MS, MBA, FAAO - Chief Clinical and Regulatory Officer, Secretary, Director

Dr. Legerton is co-founder of Innovega Inc and co-inventor of the iOptik® smart contact lens and eMacula® wearable display technology. Dr. Legerton was the managing partner of the largest multi-specialty optometric practice in California during his 26 years in practice. He served as the Director of Clinical Research for Pilkington Barnes Hind, a multinational manufacturer and distributor of contact lenses and as Vice President, Advanced Technology and Market Development for Paragon Vision Sciences. He is the co-inventor of Paragon CRT® the global leader in overnight corneal reshaping and myopia control. Dr. Legerton is the co-founder and lead inventor for SynergEyes Inc. and served as their Chief Technology Officer and Executive Vice President. Dr. Legerton is an inventor on 57 issued US patents and contact lenses from his patents are registered in more than 45 countries. He is honored with the American Optometric Association Outstanding Achievement Award; the American Academy of Optometry Founders’ Award; the Contact Lens Manufacturers Association Trailblazers Award; and the Orthokeratology Academy of America Achievement Award.

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Shane Kim – Director

Shane Kim is a Director of Innovega and has served in this capacity since 2017. As a strategic and operational leader in the interactive entertainment industry, Mr. Kim spent the majority of his 20-year career at Microsoft in its Xbox business, including leading Microsoft Game Studios, the publisher of leading industry franchises such as Halo and Age of Empires. From 2011 to 2019, Mr. Kim was a member of the board directors of GameStop, the world’s leading videogame and entertainment software retailer, and served as Interim Chief Executive Officer for 10 months during 2018 and 2019. Mr. Kim received Bachelor of Arts degrees in Economics and International Relations from Stanford University and a Master’s Degree in Business Administration from Harvard Business School.

Jeff Bradley – Director

Jeff Bradley is a Director of Innovega, and has served in this capacity since November 8, 2020. Mr. Bradley is currently a strategic advisor to other companies including Globys, Inc. as well as serving as a Board Director for the United Way of King County. Mr. Bradley retired from AT&T in June 2019 after 17 years of service. During the majority of his AT&T career, Mr. Bradley had responsibility for its smart device portfolio, network services marketing, and 3rd party developer program. This experience resulted in broad relationships across the technology ecosystem. Mr. Bradley, ended his career with responsibility for AT&T’s west region retail sales and distribution which included over 1000 stores and 6000 employees. Mr. Bradley earned his BA in Economics from Stanford University in 1986, where he was also a two-time Pac 10 champion wrestler.

Jay Marsh – Vice President Engineering

Jay P. Marsh is the Vice President, Engineering and has served in this role since 2014, after joining the company in 2013, as Director of Engineering. Mr. Marsh actively manages the Research and Development laboratory which is responsible for contact lens process development, filter and eyewear development including software, and clinical supply manufacturing. Prior to joining Innovega, Mr. Marsh worked for 16 years with Advanced Projects Research, Inc. as VP of Engineering, developing technologies under government contracts related to laser based and optical diagnostics for combustion research, unsteady combustion propulsion systems, Li-Ion battery energy management, and wind tunnel related systems. Mr. Marsh received his BS in Engineering in 1994, from Mercer University, and his Master of Science in Mechanical Engineering in 2004, from California State Polytechnic University, Pomona.

Hsiang Lee - Senior Process Development Engineer

Hsiang Lee is Sr. Process Development Engineer in Innovega and has served in this role since June, 2020. Ms. Lee leads contact lenses manufacturing process development in the company. Prior to joining Innovega, Hsiang was Product Manager in ASAP Manufacturing from 2018 to 2020. Ms. Lee was responsible for eyewear packaging development, sourcing and formulating logistics solutions for the customers. From 2017 to 2018, Ms. Lee was Product Development Engineer for Infantino, a baby product company, where she utilized her process optimization and cost engineering expertise to shorten product development cycles and reduce product cost. Hsiang received her B.S. degree in Materials Science from National Tsing Hua University in Taiwan. She received a M.S. in Industrial Engineering from Texas A&M University.

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COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

For the fiscal year ended December 31, 2020, we compensated our three highest-paid directors and executive officers as follows:

Name and Position	Capacities in which compensation was received	Cash compensation ($)		Other compensation ($)(5)		Total compensation ($)
Stephen Willey, CEO, President, Director	-	$179,712.00	(1)	-		$179,712.00
Dr. Jerome Legerton, Chief Clinical and Regulatory Officer, Secretary, Director	-	$179,712.00	(2)	-		$179,712.00
Jay Marsh, Vice President Engineering	-	$165,000.00	(3)	8,637.53	(4)	$173,637.53

(1) Mr. Willey is an exempt employee and was compensated at the rate of $90 per hour.

(2) Dr. Legerton is an exempt employee and was compensated at the rate of $90 per hour.

(3) Mr. Marsh is an exempt employee and was compensated at the rate of $79.33 per hour.

(4) Mr. Marsh received $8,637.63 of Other compensation by way of transfer of company liability – as defined under Innovega’s documented, Extra-effort Program - to supplementary employee income. These transfers are offered as a staff incentive and paid upon demonstrated completion of pre-defined milestones.

(5) Subsequent event: On January 11, 2021, Mr. Marsh, Dr. Legerton, and Mr. Willey received Other compensation based on Innovega’s Extra-effort Program of $10,000, $15,000, and $15,000 respectively.

For the fiscal year ended December 31, 2019, there were four directors, comprising Mr. Willey and Dr. Legerton who were on this date, and remain at this time executive officers, plus two independent and non-executive directors, Shane Kim and Jeff Bradley.

Stock Option Plan

In 2008, the Company adopted the 2008 Equity Incentive Plan (the Equity Incentive Plan) that provides for the issuance of up to 1,000,000 incentive and nonqualified common stock options to employees, directors, officers, and consultants of the Company. As of January 1, 2016, the Company had authorized the issuance of up to 1,950,000 incentive and nonqualified common stock options. On June 11, 2017, the Company authorized an additional 1,952,732 shares of common stock for issuance under the Plan. As of December 31, 2017, there were 2,231,274 shares available for grant under the Plan. The Equity Incentive Plan provides for the grant of incentive stock option and non-statutory stock options awards to eligible recipients. Recipients of incentive stock options shall be eligible to purchase shares of the Company’s common stock at an exercise price equal to no less than the estimated fair market value of such stock on the date of grant. The contractual term of options granted under the Equity Incentive Plan is four years. The options generally vest over the requisite service period of four years. The following table summarizes the Company’s stock option activity.

Outstanding at January 1, 2018	1,671,458
Granted during the year	200,000
Exercised during the year	(2,968)
Canceled during the year (forfeited)	(14,532)
Canceled during the year (expired)	(3,958)

Outstanding at December 31, 2018	1,850,000

Vested at end of year	982,093
Shares expected to vest	867,907

Vested and expected to vest	1,850,000

Granted during the year	100,000
Exercised during the year	-
Canceled during the year (forfeited)	-
Canceled during the year (expired)	-

Outstanding at December 31, 2019	1,950,000

Vested at end of year	1,443,761
Shares expected to vest	506,239

Vested and expected to vest	1,950,000

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The weighted-average grant-date fair value per share of options granted during the years ended December 31, 2019 and 2018, was $0.38. The per share intrinsic value for December 31, 2019 and 2018, was $19,445 and $2,758, respectively.

During the years ended December 31, 2019 and 2018, 461,678 and 662,500 options vested, respectively, with weighted-average grant-date fair value per share at December 31, 2019 and December 31, 2018, of $0.25 and $0.24, respectively.

At December 31, 2019, there were 506,239 unvested options outstanding that have a weighted-average life of 7.3 years, which have a weighted-average grant-date fair value per share of $0.24. For the period from April 2009 through December 31, 2019, the Company granted 800,000 stock options to consultants.

Included in the total stock options granted to consultants, the Company granted 90,000 stock options, which contained performance conditions that must be achieved in order for the stock options to vest. In accounting for stock options with performance conditions, the Company assesses the probability that performance conditions will be achieved and, if probable, compensation cost is accrued and recognized ratably over the estimated service period to achieve the performance conditions. If the Company assesses that is not probable the performance conditions will be achieved, no compensation cost is recognized. As of December 31, 2019, the Company determined that the performance conditions for 40,000 stock options had been achieved, and that it was probable that the performance conditions for an additional 50,000 stock options would be achieved. None of the stock options that have been granted to consultants have been exercised.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITY HOLDERS

The following table sets out, as of December 31, 2020, the voting securities of the company that are owned by executive officers and directors, and other persons holding more than 10% of any class of the company’s voting securities, or having the right to acquire those securities. The table summarizes shares as “beneficial ownership”, and vested options as “beneficial ownership acquirable”.

Name and Address of Beneficial Owner	Title of class	Amount and nature of beneficial ownership	Amount and nature of beneficial ownership acquirable (2)	Percent of class (3)
Stephen Willey (1)	Common Stock	5,566,393	458,333	52.2%
Dr. Jerome Legerton (1)	Common Stock	2,783,198	458,333	28.5%
Shane Kim (1)	Common Stock	40,000		0.35%
Jeff Bradley (1)	-	-	-	-
THL Z Limited	Preferred Stock	734,375	-	20.87%

(1) c/o Innovega Inc., 11900 NE 1st Street, Suite 300, Bellevue, WA 98005

(2) Includes vested stock options at January 26, 2021 (excludes unvested stock options)

(3) Common stock class includes issued common stock options plus common stock warrants (9,447,968 common shares, 1,950,000 issued common stock options, 132,514 common stock warrants – class of 11,530,482 common shares). Preferred stock class comprises 3,518,238 shares.

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INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

On July 31, 2020, the company issued a convertible promissory note to Stephen Willey, President, Chief Executive Officer and Director of Innovega Inc., in the principal amount of $100,000. The note bears simple interest at 1% per month with principal an unpaid interest thereon, payable, on demand, any time after September 30, 2020.

The company engages Global Ophthalmic Consultants, LLC to perform certain clinical lab consulting and support services for the Company. Dr. Jerome Legerton, Innovega’s Chief Clinical and Regulatory Officer, is also a principal of Global Ophthalmic Consultants, LLC. During the years ended December 31, 2019 and 2018, the Company paid Global Ophthalmic Consultants, LLC $0 and $23,737, respectively. As of the periods ending December 31, 2019 and 2018, the Company had no outstanding amounts due, or receivables from, Global Ophthalmic Consultants, LLC.

SECURITIES BEING OFFERED

General

The company is offering shares of Series A-1 Preferred Stock in this offering. The Series A-1 Preferred Stock may be converted it a conversion price of $3.00 per share (subject to adjustment) into shares of the Common Stock of the company at the discretion of each investor, or automatically upon the occurrence of certain events, like an initial public offering. The company is therefore qualifying up to 5,000,000 shares of Series A-1 Preferred Stock, convertible into 5,000,000 shares of Common Stock, under the Offering Statement of which this Offering Circular is a part.

The following description summarizes the certain terms of the company’s capital stock. This summary does not purport to be complete and is qualified in its entirety by the provisions of ours second amended and certificate of incorporation and bylaws, copies of which have been filed as exhibits to the Offering Statement of which this Offering Circular is a part. For a complete description of our capital stock, you should refer to the amended and restated certificate of incorporation and bylaws of the company and to the applicable provisions of Delaware law.

Upon closing of the offering for our Series A-1 Preferred Stock we will file a Second Amended and Restated Certificate of Incorporation with the Secretary of State of Delaware and following this filing the total number of shares of all classes of stock that we can issue will be 66,252,539, consisting of 50,000,000 shares of common stock; 5,000,000 shares designated as Series A-1 Preferred Stock, 1,610,514 shares designated as Series A-2 Preferred Stock, 1,123,787 shares designated as Series A-3 Preferred Stock and 3,518,238 shares designated as Series Seed Preferred Stock, and 5,000,000 shares as undesignated Preferred Stock.

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As of January 15, 2021, the authorized and issued and outstanding shares of the company are:

Class	Authorized	Issued and Outstanding
Series Seed Preferred Stock	3,518,238	3,518,238
Series A-1Preferred Stock	0	0
Series A-2 Preferred Stock	0	0
Series A-3 Preferred Stock	0	0
Undesignated Preferred Stock	0	0
Common Stock	20,000,000	9,447,968

As of the close of the Offering, the authorized and issued and outstanding shares of the company will be:

Class	Authorized	Issued and Outstanding
Series Seed Preferred Stock	3,518,238	3,518,238
Series A-1Preferred Stock	5,000,000	5,000,000	*
Series A-2 Preferred Stock	1,610,514	1,610,514
Series A-3 Preferred Stock	1,123,787	1,123,787
Undesignated Preferred Stock	5,000,000	0
Common Stock	50,000,000	9,447,968

*Assumes maximum number of 5,000,000 shares of Series A-1 Preferred are sold in this Offering.

Provisions of Note in Our Second Amended and Restated Certificate of Incorporation.

We are offering Series A-1 Preferred Stock. Our Series Seed Preferred Stock, Series A-1 Preferred Stock, Series A-2 Preferred Stock and Series A-3 Preferred Stock is collectively referred to as our Preferred Stock. The following description discusses the rights of common stock and the Preferred Stock.

Voting Rights

Generally, the holders of our preferred stock and common stock vote together and not as a separate class.

Each holder of Preferred Stock is entitled to the number of votes equal to the number of shares of common stock into which the shares of Preferred Stock held by such holder could be converted as of the record date. Fractional votes shall not be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be disregarded. Except as otherwise expressly in the Second Amended and Restated Certificate of Incorporation or as required by law, the holders of shares of the Preferred Stock shall be entitled to vote on all matters on which the common stock shall be entitled to vote. Holders of Preferred Stock shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the company.

Dividend Rights

In any calendar year, the holders of outstanding shares of Preferred Stock shall be entitled to receive dividends, when, as and if declared by the Board of Directors, out of any assets at the time legally available therefor, at the Dividend Rate specified for such shares of Preferred Stock payable in preference and priority to any declaration or payment of any Distribution on common stock in such calendar year. No Distributions shall be made with respect to the common stock unless dividends on the Preferred Stock have been declared in accordance with the preferences stated herein and all declared dividends on the Preferred stock have been paid or set aside for payment to the preferred stock holders. The right to receive dividends on shares of Preferred Stock shall not be cumulative, and no right to dividends shall accrue to holders of Preferred Stock by reason of the fact that dividends on said shares are not declared or paid. Subject to the rights of any series of Preferred Stock then outstanding that has a right to receive dividends prior to or on a parity with any series of Designated Preferred Stock, payment of any dividends to the holders of Preferred Stock shall be on a pro rata, pari passu basis in proportion to the Dividend Rates for each series of Preferred Stock.

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After the payment or setting aside for payment of the dividends described above, any additional dividends (other than dividends on Common Stock payable solely in Common Stock) set aside or paid in any fiscal year shall be set aside or paid among the holders of the Designated Preferred Stock (and any other series of Preferred Stock entitled to share in such additional dividends) and Common Stock then outstanding in proportion to the greatest whole number of shares of Common Stock which would be held by each such holder if all shares of Preferred Stock were converted at the then-effective Conversion Rate.

Liquidation Rights

Subject to the rights of any series of Preferred Stock that ranks on liquidation prior to the Designated Preferred Stock, in the event of any liquidation, dissolution or winding up of the company, either voluntary or involuntary, the holders of the Designated Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the company to the holders of the Common Stock by reason of their ownership of such stock, an amount per share for each share of Designated Preferred Stock held by them equal to the greater of (i) the Liquidation Preference specified for such share of Designated Preferred Stock, plus all declared but unpaid dividends (if any) on such share of Designated Preferred Stock, or such lesser amount as may be approved by the holders of the majority of the outstanding shares of Designated Preferred Stock or (ii) such amount per share as would have been payable had all shares of Designated Preferred Stock been converted into Common Stock pursuant to the Second Amended and Restated Certificate of Incorporation prior to such liquidation, dissolution or winding up of the company.

After the payment or setting aside for payment to the holders of Preferred Stock of the full amounts specified, the entire remaining assets of the company legally available for distribution shall be distributed pro rata to holders of the company and any other series of Preferred Stock entitled to continued participation in such distributions, in proportion to the number of shares of Common Stock held by them with equal priority, with the shares of such series of Preferred Stock being treated for this purpose as if they had been converted to shares of Common Stock at the then applicable conversion rate.

Conversion

Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the company or any transfer agent for the Preferred Stock into that number of fully-paid, nonassessable shares of Common Stock determined by dividing the Original Issue Price for the relevant series by the Conversion Price for such series. (The number of shares of Common Stock into which each share of Preferred Stock of a series may be converted is hereinafter referred to as the “Conversion Rate” for each such series.)

The Original Issue Price is $1.6583 per share for the Series Seed Preferred Stock, $3.00 per share for the Series A-1 Preferred Stock, $1.66829 per share for the Series A-2 Preferred Stock and $2.075 per share for the Series A-3 Preferred Stock (subject to adjustment as set forth in the Second Amended and Restated Certificate of Incorporation).

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Each share of Preferred Stock shall automatically be converted into fully-paid, non-assessable shares of Common Stock at the then effective Conversion Rate for such share (i) immediately prior to the closing of a firm commitment underwritten initial public offering pursuant to an effective registration statement filed under the Securities Act of 1933, as amended covering the offer and sale of Common Stock, provided that aggregate gross proceeds to the company are not less than $5,000,000 , (ii) upon the receipt by the company of a written request for such conversion from the holders of a majority of the Preferred Stock then outstanding (voting as a single class and on an as-converted basis) or, if later, the effective date for conversion specified in such requests, or (iii) upon the prior cumulative conversion of a majority of the Preferred Stock.

Protective Provisions

The holders of the Preferred Stock are entitled to certain protective provisions that require the company to obtain the approval (by vote or written consent as provided by law) of the holders of a majority of the outstanding shares of the Preferred Stock (in addition to any other vote required by law or the Certificate of Incorporation or bylaws of the company), any such act or transaction or transactions effected without such approval being null and void ab initio and of no force or effect:

Amend, alter or repeal any provision of our Certificate of Incorporation or bylaws (including pursuant to a merger) if such action would materially adversely alter the rights, preferences, privileges or powers of, or restrictions provided for the benefit of the outstanding Preferred Stock;

Increase or decrease (other than for decreases resulting from conversion of the Preferred Stock) the authorized number of shares of any class of capital stock;

Authorize or create (by reclassification or otherwise) any new class or series of capital stock having rights, powers, or privileges set forth in the Certificate of Incorporation of the company, as then in effect, that are senior to or on a parity with any series of Preferred Stock, provided, that the designation of shares of undesignated Preferred Stock into a new series of Preferred Stock having rights, preferences or privileges senior to or on parity with any series of Designated Preferred Stock will not be deemed to adversely alter the rights, preferences, privileges or powers of, or restrictions provided for the benefit of the outstanding Preferred Stock;

Redeem or repurchase any shares of Common Stock or Preferred Stock (other than pursuant to employee or consultant agreements giving the company the right to repurchase shares upon the termination of services pursuant to the terms of the applicable agreement); or Liquidate, dissolve, or wind-up the business and affairs of the Corporation, or consent, agree or commit to do any of the forgoing; and

Amend the Section providing for the above-referenced protections.

The company has entered into an Amended and Restated Stockholders’ Agreement with certain holders of shares of common stock (individually a the “Common Holder” and collectively the “Common Holders”), the holders of shares of Series Seed Preferred Stock, and the holders of Series A-1 Preferred Stock, Series A-2 Preferred Stock and Series A-3 Preferred Stock (individually, an “Investor” and collectively, the “Investors” and together with the Common Holders, the “Stockholders”).

The company and its existing stockholders are in the process of entering into an Amended and Restated Stockholders’ Agreement. Purchasers of the Series A-1Preferred Stock will also enter into the Amended and Restated Stockholders Agreement. Pursuant to the Amended and Restated Stockholders’ Agreement, at each annual meeting of the stockholders of the company or any meeting of the stockholders of the company at which members of the Board of Directors are to be elected by the stockholders, the stockholders who are parties to this Agreement will agree to vote their shares to elect:

two (2) Officer Designees (as defined below) as Common Directors;

one (1) Common Designee (as defined below) as a Common Director; and

one (1) Series Seed Designee (as defined below) as the Series Seed Director.

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The designees to the Board described above, (each a “Designee”) are selected as follows:

The “Officer Designees” shall be Stephen Willey and Jerome Legerton for so long as Stephen Willey and Jerome Legerton remain officers, employees or consultants of the company, except that if Stephen Willey or Jerome Legerton declines or is unable to serve, their successors shall be designated by the holders of a majority of the shares of common stock held by the Common Holders.

The “Common Designee” shall be chosen by the Common Holders holding at least a majority of the shares of Common Stock held by all Common Holders, and who will initially be Shane Kim.

The “Series Seed Designee” shall be chosen by the Investors holding at least a majority of the outstanding shares of Series Seed Preferred Stock subject to the approval of the other members of the Board, whose consent shall not be unreasonably withheld, and who will initially be Jeff Bradley.

Registration Rights

In the event of an equity financing pursuant to which the company sells securities in a transaction or series of related transactions (the “Equity Financing”) in which the investors in such Equity Financing (the “Future Equity Investors”) receive registration rights, each Investor will be entitled to receive registration rights no less favorable than the registration rights provided to the Future Equity Investors who own a comparable number of shares as such Investor. Such Investor will not unreasonably withhold its consent to enter into any registration rights agreement, if requested to do so by the company. Provided the rights provided for in this paragraph shall terminate on the sooner to occur of when the shares may be sold pursuant to Rule 144 promulgated under the Securities Exchange Act of 1933, as amended without volume restrictions.

Lock-Up Agreement

In connection with a best efforts or firm commitment underwritten public offering by the company of shares of the company’s Common Stock, pursuant to a registration statement under the Securities Act which results in gross aggregate cash proceeds to the company of at least $5,000,000 (the “Qualified IPO”) and upon request of the company or the underwriters managing such offering of the company’s securities, each stockholder that is a party to the Amended and Restated Stockholders’ Agreement agrees not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any securities of the company, however or whenever acquired (other than those included in the registration) without the prior written consent of the company or such underwriters, as the case may be, for such period of time (not to exceed 180 days or such other period as may be requested by the Company or an underwriter to accommodate regulatory restrictions, including restrictions.

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Right of First Refusal

Should any Common Holder propose to accept one or more bona fide offers (collectively, a “Purchase Offer”) from any persons to purchase shares of Common Stock (the “Purchase Shares”) from such Common Holder (other than as set provided in the Stockholders’ Agreement), such Common Holder are required to send a notice (the “Purchase Notice”) to the Company and each Investor that holds at least 60,302 shares of Series Seed Preferred Stock (each, a “Major Seed Investor”) stating the terms and conditions of such Purchase Offer. At any time within fifteen (15) days after the date of the Purchase Notice (the “Company’s ROFR Period”), the company, or its assignee(s) may, by giving written notice to the Common Holder, elect to purchase any or all of the Purchase Shares proposed to be sold by the Common Holder on the terms and conditions set forth in the Purchase Notice. If the Company declines to exercise in full its right of first refusal, then the company will notify each Major Seed Investor within five (5) days after the expiration of the Company’s ROFR Period. Each Major Seed Investor will then have the right, within fifteen (15) days after the date of the Company’s notice (the “Major Seed Investors’ ROFR Period”), to submit notice to the Company and the Common Holder of its irrevocable commitment to exercise its right of first refusal and purchase the Purchase Shares on a pro rata basis, based upon the number of Conversion Purchase Shares (as defined below) held by such Major Seed Investor relative to the aggregate number of Conversion Purchase Shares held by all Major Seed Investors.

Other than in connection with a best efforts or firm commitment underwritten public offering or an offering pursuant to Regulation A under the Securities Act of 1933, as amended the company pursuant to the Stockholders’ Agreement the company granted to (1) each Major Seed Investor, and (2) each Investor that holds shares of Series A Preferred Stock representing an aggregate Original Issue Price (as defined in the Company’s then-current certificate of incorporation) of at least $100,000 (each, a “Major Series A Investor”) (the Major Seed Investors together with the Major Series A Investors, the “Major Preferred Investors”), that qualifies as an “accredited investor” under Regulation D of the Securities Act, the right of first offer to purchase its pro rata share of New Securities (including any capital stock including common stock and/or preferred stock of the company), which the Company may, from time to time, propose to sell and issue after the date of the Amended and Restated Stockholders’ Agreement.

Termination of Stockholders’ Agreement

The Stockholders’ Agreement shall terminate upon a Qualified IPO; or the consummation of a transaction or series of related transactions deemed to be a liquidation, dissolution or winding up of the company pursuant to the company’s amended and restated certificate of incorporation, as may be amended.

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REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Innovega Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Innovega Inc. (“the Company”) as of December 31, 2019 and 2018, and the related statements of operations, stockholders’ equity (deficit), and cash flows for each of the years in the two-year period ended December 31, 2019, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

We have served as the Company’s auditor since 2020.

Spokane, Washington
February 1, 2021

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FINANCIAL STATEMENTS FOR THE FISCAL YEAR ENDED DECEMBER 31, 2019 AND 2018

Innovega, Inc.

Balance Sheets

For the Years Ended December 31, 2019 and 2018

	December 31	December 31
	2019	2018
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$1,665,454	$606,573
Other current assets	17,022	13,333
Total current assets	1,682,476	619,906

PROPERTY AND EQUIPMENT, net	84,633	120,494
INTANGIBLE ASSETS, net	409,734	367,374
OTHER ASSETS	6,099	6,099
Total assets	$2,182,942	$1,113,873

LIABILITIES AND STOCKHOLDERS’ DEFICIT

CURRENT LIABILITIES
Accounts payable	$217,586	$276,175
Accrued expenses	389,662	366,427
Notes payable	100,000	100,000
Accrued note interest, current portion	63,498	-
Total current liabilities	770,746	742,602

LONG-TERM LIABILITIES
Accrued deferred wages	1,118,816	1,301,003
SAFE note	500,000	-
Convertible notes, net	2,402,337	-
Total liabilities	4,791,899	2,043,605

STOCKHOLDERS’ DEFICIT
Common Stock, $0.0001 par value, 20,000,000 authorized and 9,407,968 outstanding at December 31, 2018; 20,000,000 authorized and 9,407,968 outstanding at December 31, 2019	940	940
Series Seed Preferred Stock, $0.0001 par value, 3,518,238 authorized and outstanding at December 31, 2018; and 3,518,238 authorized and 3,518,238 outstanding at December 31, 2019 (Note 9)	352	352

Additional paid in capital	5,792,587	5,726,375
Accumulated deficit	(8,402,836)	(6,657,399)
Total stockholders’ equity (deficit)	(2,608,957)	(929,732)
Total liabilities, mezzanine equity, and stockholders’ deficit	$2,182,942	$1,113,873

Accompanying notes are an integral part of these financial statements

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Innovega, Inc.

Statements of Operations

For the Years Ended December 31, 2019 and 2018

	December 31	December 31
	2019	2018

REVENUE	$-	$67,673
COST OF GOODS SOLD	-	63,737
Gross profit	-	3,936

OPERATING EXPENSES
Independent research and development	757,830	709,838
Clinical and regulatory costs	90,713	42,717
Business development	221,640	196,512
General and administrative expenses	572,628	629,905
Operating loss	(1,642,811)	(1,575,036)

Interest income	11,541	6,727
Interest expense	(114,167)	(14,209)

LOSS BEFORE INCOME TAXES	(1,745,437)	(1,582,518)

INCOME TAXES	-	-
NET LOSS	$(1,745,437)	$(1,582,518)

Weighted average vested common shares outstanding:
Basic	9,407,968	9,406,484
Diluted	9,407,968	9,406,484

Net loss per common share
Basic	$(0.19)	$(0.17)
Diluted	$(0.19)	$(0.17)

Accompanying notes are an integral part of these financial statements

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Innovega, Inc.

Statements of Stockholders’ Equity/(Deficit)

For the Years Ended December 31, 2019 and 2018

	Common Shares		Preferred Shares		Additional Paid-in	Accumulated	Total Shareholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit

Balance at December 31, 2017	9,405,000	$940	2,179,937	$218	$3,742,418	$(5,074,881)	$(1,331,305)

Stock compensation expense	-	-	-	-	104,335	-	104,335
Stock issuance	-	-	1,320,799	132	1,800,640		1,800,772
Exercise of stock options	2,968	-	-	-	332	-	332
Conversion of notes payable	-	-	17,502	2	29,022	-	29,024
Issuance of warrants	-	-	-	-	49,628	-	49,628
Net loss	-	-	-	-	-	(1,582,518)	(1,582,518)
Balance at December 31, 2018	9,407,968	940	3,518,238	352	5,726,375	(6,657,399)	(929,732)

Stock compensation expense	-	-	-	-	51,402	-	51,402
Issuance of warrants	-	-	-	-	14,810	-	14,810
Net loss	-	-	-	-	-	(1,745,437)	(1,745,437)
Balance at December 31, 2019	9,407,968	$940	3,518,238	$352	$5,792,587	$(8,402,836)	$(2,608,957)

Accompanying notes are an integral part of these financial statements

41

Innovega, Inc.

Statements of Cash Flows

For the Years Ended December 31, 2019 and 2018

	December 31	December 31
	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(1,745,437)	$(1,582,518)
Adjustments to reconcile net cash to net loss
Depreciation and amortization	65,111	63,063

Stock compensation expense	51,402	104,335
Changes in operating assets and liabilities
Accounts receivable	-	56,284
Other current assets	(3,689)	7,699
Accounts payable	(58,590)	79,436
Accrued expenses	28,565	(18,436)
Accrued deferred wages	(187,517)	108,848
Net cash used in operating activities	(1,850,155)	(1,181,289)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of fixed assets	(1,516)	(71,090)
Acquisition of intangible assets	(70,093)	(40,202)
Net cash used in investing activities	(71,609)	(111,292)

CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of preferred stock, net of costs	-	1,829,796
Issuance of common stock	-	332
Common stock warrants	14,810	49,628
Repayment of promissory notes	-	(225,000)
Proceeds from promissory notes	-	100,000
Proceeds from convertible debenture issuance, net of costs	2,465,835	-
Proceeds from SAFE notes	500,000	-
Net cash provided by financing activities	2,980,645	1,754,756
NET INCREASE (DECREASE) IN CASH	1,058,881	462,175
CASH, beginning of year	606,573	144,398
CASH, end of year	$1,665,454	$606,573

CASH PAID FOR INTEREST	$5,734	$604

CASH PAID FOR TAXES	$-	$-

CONVERSION OF PROMISSORY NOTES AND ACCRUED INTEREST
TO SERIES SEED PREFERRED STOCK	$-	$29,024

Accompanying notes are an integral part of these financial statements

42

Innovega, Inc. / Notes to the Financial Statements / December 31, 2019

Note 1 – Organization and Basis of Presentation

Organization – Innovega, Inc. (the Company) was incorporated in the state of Delaware. The Company designs and develops contact lenses and display eyewear for virtual reality and augmented reality applications for the leisure and professional markets.

Basis of presentation – The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP) and reflect all adjustments that, in the opinion of the Company’s management, are necessary for a fair presentation of the financial position and results of operations for the years ended December 31, 2019 and 2018.

Certain risks and uncertainties – The Company operates in a highly regulated environment. The Company’s business also involves inherent risks, which include, among others, dependence on key personnel, reliance on single source vendors, availability of raw materials, and patentability of the Company’s products under development and liquidity constraints. Any of the technologies covering the Company’s existing products under development could become obsolete or diminished in value by discoveries and developments of other organizations. The Company has not yet commenced principal operations. There is a risk that the Company does not successfully secure sufficient funding or assets required to commence principal operations.

Liquidity and management’s plans – These financial statements have been prepared assuming the Company will continue as a going concern, which contemplates realization of assets and satisfaction of liabilities in the normal course of business. From inception through December 31, 2019, the Company has financed its operations through private debt and equity financings, as it has not generated any revenues from product sales to date. It has incurred losses since inception, has an accumulated deficit of $8,402,836 at December 31, 2019, and will require additional capital through the issuance of debt or equity securities to finance the continued development of the business. Management plans to sustain operations through deferring wages, additional preferred stock sales, convertible debt financing, debt financing from third parties, or other financing arrangements with financial institutions. During 2018, the Company issued additional preferred stock of $1,804,796. The Company also issued a SAFE note for $500,000 and convertible notes totaling $2,480,592 during 2019. The Company may need to raise additional debt or equity financing to fund operations, which may or may not be available. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Note 2 – Summary of Significant Accounting Policies

Use of estimates – The preparation of financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Significant estimates relate to the valuation of stock-based compensation expense, forecasts used in assessing the Company’s liquidity disclosures, and useful lives of property and equipment and intangible assets. Actual results could differ from those estimates.

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Note 2 – Summary of Significant Accounting Policies (continued)

Fair value of financial instruments – The Company’s financial instruments consist of cash and cash equivalents. The fair value of the Company’s financial instruments approximates their recorded values due to the short-term maturities of these financial instruments.

The Company establishes the fair value of its assets and liabilities using the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. The current accounting guidance establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

Level 1 – Quoted prices in active markets for identical assets or liabilities.

Level 2 – Quoted prices for similar assets or liabilities in active markets or inputs that are observable.

Level 3 – Inputs that are unobservable.

The fair value of warrants issued during the period was estimated on the date of issuance using the Black-Scholes method with the following assumptions:

	2019	2018
Expected term	5 years	5 years
Stock price on grant date	$0.38	$0.38
Interest rate	2.39%	2.83%
Volatility	120%	123%
Dividend yield	0%	0%

Cash and cash equivalents – Cash and cash equivalents include highly liquid investments with an original maturity of three months or less on the date of purchase.

Concentration of credit risk – Financial instruments that potentially expose the Company to concentrations of credit risk consist principally of cash and cash equivalents, which are held with financial institutions in amounts that may exceed federally insured limits. The Company has not experienced any losses on its deposits of cash and cash equivalents since inception.

Property and equipment, net – Property and equipment are stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets. Manufacturing equipment is depreciated over a three-year life, computer equipment is depreciated over a two-year life, and furniture and fixtures are depreciated over a seven-year life. Leasehold improvements are stated at cost and amortized using the straight-line method over the remaining lease term.

Intangible assets, net – It is the Company’s policy to capitalize patent filing fees for patents in which they believe they will receive an economic benefit. Intangible assets consist primarily of patent filing fees (Note 4). Intangible assets are amortized using the straight-line method over their useful lives of up to 20 years.

Impairment of long-lived assets – The Company reviews the carrying value of long-lived assets used in operations whenever events or changes in circumstances indicate that the carrying amount of the assets might not be recoverable. Factors that would necessitate an impairment assessment include a significant adverse change in the extent or manner in which an asset is used, a significant adverse change in legal factors or the business climate that could affect the value of the asset, or a significant decline in the observable market value of an asset, among others. As of December 31, 2019, and 2018, there were no indicators of impairment of long-lived assets.

Research and development costs – All research and development costs are charged to expense as incurred, except for certain supplies, which are expensed when used.

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Note 2 – Summary of Significant Accounting Policies (continued)

Revenue Recognition – The company has historically derived its revenue primarily from government grants and contracts. Cost reimbursement grant and contract revenue is recognized and recorded as related research expenses are incurred. The Company receives reimbursement for both direct costs and allocated indirect costs. Direct and indirect costs reimbursed by United States government agencies are subject to review and audit by such agencies. Advances received but not yet earned under the various research grants and contracts are reported as deferred revenue. All 2018 government revenue was derived from on NIH grant which expired that year.

Advertising expense – The Company expenses advertising costs as they are incurred. Advertising expense for the years ended December 31, 2019 and 2018 was approximately $1,260 and $0, respectively.

Income taxes – The Company records deferred tax assets and liabilities resulting from temporary differences between the tax basis of assets and liabilities, and their reported amounts in the financial statements that will result in taxable deductions or income in future years. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that includes the date of change. A valuation allowance is established when necessary to reduce deferred income tax assets to the amount expected to be realized.

Stock-based compensation – Compensation costs related to equity instruments granted are generally recognized at the grant-date fair value of the awards. Additionally, the Company accounts for forfeitures as they occur. No related tax benefits of the stock-based compensation costs have been recognized since the Company’s inception.

For the years ended December 31, 2019 and 2018, the Company recognized $51,402 and $104,335, respectively, in stock-based compensation expense associated with equity awards granted to employees, directors, or officers of the Company or to third-party consultants.

Equity instruments awarded to non-employees are periodically remeasured as the underlying awards vest, unless the instruments are fully vested, immediately exercisable, and non-forfeitable on the date of grant.

The Company generally grants stock options to purchase common stock with exercise prices equal to the value of the underlying stock, as determined by the Board of Directors on the date the equity award was granted. The Board of Directors determines the value of the underlying stock by considering a number of factors, including third party valuation, historical and projected financial results, the risks the Company faced at the time, the preferences of the Company’s preferred stockholders, and the lack of liquidity of the Company’s common stock.

The fair value of options granted to employees and non-employees during the period was estimated on the date of grant using the Black-Scholes method with the following assumptions:

	2019	2018
Expected term	10 years	10 years
Interest rate	2.41%	2.173%
Volatility	70%	60%
Dividend yield	0%	0%
Stock Price	$0.38	$0.38

The Company estimates the term of the award for employees using the simplified method. For non-employees, the Company uses the contractual term, which is generally 10 years, as the expected term. As the Company does not have a public trading history for its common shares, the expected volatility incorporates historical volatility of similar entities whose share prices are publicly available. The risk-free interest rate is based upon U.S. Treasury securities with remaining terms similar to the expected term of the share-based awards.

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Note 2 – Summary of Significant Accounting Policies (continued)

Recently issued accounting pronouncements – In May 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2014-09, Revenue from Contracts with Customers (Topic 606), which requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. Entities are permitted to use either a full retrospective or cumulative effect transition method, and are required to adopt all parts of the new revenue standard using the same transition method. The new standard is effective for the Company on January 1, 2019. There was no impact to the Company’s financial statements in either 2018 or 2019.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which requires lessees to recognize assets and liabilities for leases currently classified as operating leases. Under the new standard a lessee will recognize a liability on the balance sheet representing the lease payments owed, and a right-of-use-asset representing its right to use the underlying asset for the lease term. For leases with a term of 12 months or less, a lessee is permitted to make an accounting policy election not to recognize lease assets and lease liabilities. The new standard is effective for the Company on January 1, 2022. Early adoption of the standard is permitted. At this time, the Company believes the most significant impact to the financial statements will relate to the recording of a right of use asset and the associated liability. The Company has determined that it will not early adopt the standard and is currently evaluating the impact of the standard on the financial statements.

In March 2016, the FASB issued ASU 2016-09, Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting, which simplifies several aspects of the accounting for employee share-based payment transactions, including the accounting for income taxes, forfeitures, and statutory tax withholding requirements, as well as classification in the statement of cash flows. This ASU is effective for the Company beginning January 1, 2018. The Company early adopted this standard as of January 1, 2017. As of December 31, 2019, the Company had accumulated excess tax benefits from temporary differences resulting from the amount and timing of stock-based compensation expense recorded in the financial statements. This reduces the net operating loss deferred tax asset as compared to deductions on the Company’s income tax return from the award compensation. The Company provided a full valuation allowance against the net deferred tax assets since it has been determined that it is more likely than not that all of the deferred tax assets will not be realized. Upon adoption of this standard, the stock-based compensation excess tax benefit was eliminated, resulting in an increase to the net operating loss deferred tax asset, with a corresponding increase in the valuation allowance. The Company elected to account for forfeitures as they occur to determine the amount of stock-based compensation expense to be recognized each period. The impact of the adoption of this standard has been reflected on the statement of stockholders’ equity as of January 1, 2017, and did not have a material impact on the financial statements.

In June 2018, the FASB issued ASU No. 2018-07, Compensation - Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting, which simplifies the accounting for share-based payments granted to nonemployees for goods and services. Under the ASU, most of the guidance on such payments to nonemployees would be aligned with the requirements for share-based payments granted to employees. As a result, most of the guidance in ASC 718 associated with employee share-based payments, including most requirements related to classification and measurement, applies to nonemployee share-based payment arrangements. For all entities, the amendments are effective for annual periods beginning after December 15, 2019, and interim periods within annual periods beginning after December 15, 2020. Early adoption is permitted for any entity in any interim or annual period for which financial statements have not been issued or made available for issuance, but not before an entity adopts ASC 606. The Company is currently evaluating the impact this accounting standard will have on the Company’s financial position, results of operations or cash flows.

Subsequent events – The Company evaluated subsequent events through February 1, 2021, the date on which these financial statements were available to be issued (see Note 15).

46

Note 3 – Earnings per Share Attributable to Common Stockholders

Basic earnings per share is computed by dividing net income attributable to common shareholders by the weighted-average number of common shares outstanding during the period without consideration for common stock equivalents. Diluted net income per share attributable to common shareholders is computed by dividing net income by the weighted-average number of common shares outstanding during the period and potentially dilutive common share equivalents, including stock options, restricted stock units and restricted stock awards, except in cases where the effect of the common stock equivalent would be antidilutive. Potential common stock equivalents consist of common stock issuable upon exercise of stock options and vesting of restricted stock units and restricted stock awards using the treasury stock method.

During 2018, the Company issued 2,968 common shares due to an option exercise.

	2019	2018
Basic earnings per share:
Net loss attributable to common stockholders (numerator)	(1,745,437)	(1,582,518)
Weighted-average common shares outstanding (denominator)	9,407,968	9,406,484
Basic earnings per share	$(0.19)	$(0.19)

Diluted earnings per share:
Net loss attributable to common stockholders (numerator)	(1,745,437)	(1,582,518)
Weighted-average common shares outstanding (denominator)	9,407,968	9,406,484
Diluted earnings per share	$(0.19)	$(0.19)

The dilutive effects of converting all outstanding convertible notes, SAFE notes and warrants are outlined below.

	2019	2018
Preferred shares	3,518,238	3,518,238
Convertible notes	1,532,585	-
SAFE notes	240,963	-
Warrants	172,514	132,514
Stock options	1,950,000	1,850,000

Note 4 – Property and Equipment, Net

Property and equipment consist of the following at December 31, 2019 and 2018:

	2019	2018
Property and equipment	$309,800	$308,284
Less accumulated depreciation	(225,167)	(187,790)
	$84,633	$120,494

Depreciation expense related to property and equipment was $37,378 and $38,604 for the years ended December 31, 2019 and 2018, respectively.

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Note 5 – Intangible Assets, Net

Intangible assets consist of the following at December 31, 2019 and 2018:

	2019	2018
Capitalized patent filing fees	$565,862	$495,769
Less accumulated amortization	(156,128)	(128,395)
	$409,734	$367,374

The Company has determined the patent filing fees to have an original useful life of 20 years based upon the estimated period the Company will obtain future economic benefit from the related patents. The patent filing fees are amortized over the estimated life using the straight-line method. Amortization expense of $27,733 and $24,459 for the years ended December 31, 2019 and 2018, respectively, was recorded within general and administration expense. Estimated amortization expense related to intangible assets for the years ending December 31 are as follows:

2020	$29,293
2021	29,293
2022	29,293
2023	29,293
2024	29,293
Thereafter	136,797
$283,262

Note 6 – Promissory Notes Issued in 2017

Four notes totaling $200,000 plus accrued interest were paid off in 2018. One note for $25,000 was converted to 17,502 shares of preferred stock in 2018.

Note 7 – Convertible Notes

During 2019, the Company issued convertible notes (2019 Notes) for total proceeds, net of issuance costs of $126,772, of $2,402,337. All notes have a maturity date of January 22, 2021, and accrue simple interest at 5% per annum. All notes have a 20% conversion discount of the original issue price of new preferred stock. The notes, and all accrued interest, can either be converted prior to their maturity date in the event of a Qualified Equity Financing with an aggregate sales price of not less than $2,000,000 (excluding the aggregated amount from the convertible notes), converted at any time by a majority vote of the noteholders, or automatically converts upon the maturity date.

Loan costs are amortized over the loan period. The unamortized balance of the loan costs as of December 31, 2019 was $78,256.

Note 8 – SAFE Note

During 2019, the company issued a SAFE note in the amount of $500,000. This note will automatically convert to Standard Preferred Stock upon the initial close of an Equity Financing event equal to the purchase amount of the note divided by the $2.075 SAFE Price. The Company has classified this SAFE note as a long-term liability as the qualified financing event is not expected to be completed until 2021.

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Note 9 – Stockholders’ Deficit

Preferred Stock

The following is a summary of terms for the preferred stock:

Conversion – Each share of preferred stock is convertible at the option of the holder into such number of common shares as is determined by dividing the original issue price by the conversion price. The conversion price of $1.6583 per share is initially the original issue price and subject to adjustment. Each share of preferred stock is currently convertible into one share of common stock.

Each share of Preferred Stock shall automatically be converted into fully paid, non-assessable shares of Common Stock at the then effective conversion rate for such share (i) immediately prior to the closing of a firm commitment underwritten initial public offering pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, covering the offering and sale of the Corporation’s Common Stock provided that the aggregate gross proceeds to the Corporation are not less than $30,000,000, (ii) the written request for such conversion from the holders of the majority of Preferred Stock then outstanding voting as a single class and an as converted basis, or, (iii) upon the prior cumulative conversion of a majority of the shares of the Series Seed Preferred election of at least 70% of the outstanding shares of preferred stock voting as a single class on an as converted to common stock basis.

Liquidation preference – In the event of a liquidation, dissolution or winding-up of the Company, holders of preferred stock are entitled to receive on a pari passu basis among each other an amount per share equal to the original issue price of the applicable series of preferred stock plus declared but unpaid dividends prior and in preference to holders of common stock.

Thereafter, any remaining funds of the Company shall be distributed with equal priority and pro rata among the holders of common stock in proportion to the total common stock outstanding. In the event that any liquidation, dissolution or winding-up of the Company would result in proceeds per share in excess of the liquidation preference payable to any series of preferred stock, then the shares of such series of preferred stock shall forgo such liquidation preference and instead participate with common stock on a pro-rata, as-converted basis as if all such shares of preferred stock had been converted to common stock immediately prior to the liquidation event.

Dividends – Holders of preferred stock are entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available and in preference to any other payment of any dividend or distribution, non-cumulative cash dividends of 8% per annum for each share of preferred stock (adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like). In the event the Board of Directors declares a dividend payable upon the then outstanding shares of common stock, convertible preferred stockholders shall be entitled to receive the amount of dividends per share which would be payable on the number of whole shares of common stock into which each share of convertible preferred stock could be converted. No dividends have been declared or paid to date.

Voting – Holders of preferred stock and the holders of common stock shall vote together and not as separate classes. Holders of preferred stock are entitled to the number of votes equal to the number of shares of common stock into which the shares of preferred stock held by such holder could be converted as of the record date. Each holder of shares of common stock are entitled to one vote for each share thereof held.

Redemption – Except in the case of a liquidation event, preferred stock is not redeemable.

Additional rights – The holders of Preferred Series Seed shares (Preferred Shareholders) have the right to designate one member to the Company’s Board of Directors. In the event the Company sells a new series of Preferred Stock in which the new investors receive registration rights (Future Equity Investors), each Preferred Shareholder will be entitled to receive registration rights no less favorable than the registration rights provided to the Future Equity Investors. Preferred Shareholders have the right of first refusal if a common equity shareholder wishes to sell shares to an outside investor. Preferred Shareholders have Co-Sale rights on a pro-rata basis if any Common Shareholder sells to an outside party. Any Preferred Shareholder who owns at least 296,969 of Series Seed Preferred shares can participate on a pro-rata basis in any future Company share sales or share issuances.

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Note 9 – Stockholders’ Deficit (continued)

Changes in preferred shares for 2019 and 2018 are as follows:

	Shares	Amount
Balance at December 31, 2017	2,179,937	$3,540,334

Stock issuance	1,320,779	1,800,772
Conversion of note payable	17,502	29,024
Balance at December 31, 2018	3,518,238	5,370,130

Balance at December 31, 2019	3,518,238	5,370,130

Common stock reserved for future issuance – Common stock and Series Seed Preferred stock reserved for future issuance consists of the following at December 31, 2019 and 2018:

	2019	2018
Common Shares
Authorized	20,000,000	20,000,000
Issued	9,407,968	9,407,968

Remaining to be issued	10,592,032	10,592,032

Series Seed Preferred
Authorized	3,518,238	3,518,238
Issued	3,518,238	3,518,238

Remaining to be issued	-	-

Note 10 – Stock Option Plan

Stock options – In 2008, the Company adopted the 2008 Equity Incentive Plan (the Equity Incentive Plan) that provides for the issuance of up to 1,000,000 incentive and nonqualified common stock options to employees, directors, officers, and consultants of the Company. As of January 1, 2016, the Company had authorized the issuance of up to 1,950,000 incentive and nonqualified common stock options. On June 11, 2017, the Company authorized an additional 1,952,732 shares of common stock for issuance under the Plan. As of December 31, 2017, there were 2,231,274 shares available for grant under the Plan. The Equity Incentive Plan provides for the grant of incentive stock option and non-statutory stock options awards to eligible recipients. Recipients of incentive stock options shall be eligible to purchase shares of the Company’s common stock at an exercise price equal to no less than the estimated fair market value of such stock on the date of grant. The contractual term of options granted under the Equity Incentive Plan is four years. The options generally vest over the requisite service period of four years. The following table summarizes the Company’s stock option activity:

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Note 10 – Stock Option Plan (continued)

Outstanding at January 1, 2018	1,671,458
Granted during the year	200,000
Exercised during the year	(2,968)
Canceled during the year (forfeited)	(14,532)
Canceled during the year (expired)	(3,958)

Outstanding at December 31, 2018	1,850,000

Vested at end of year	982,093
Shares expected to vest	867,907

Vested and expected to vest	1,850,000

Granted during the year	100,000
Exercised during the year	-
Canceled during the year (forfeited)	-
Canceled during the year (expired)	-

Outstanding at December 31, 2019	1,950,000

Vested at end of year	1,443,761
Shares expected to vest	506,239

Vested and expected to vest	1,950,000

The weighted-average grant-date fair value per share of options granted during the years ended December 31, 2019 and 2018, was $0.38. The per share intrinsic value for December 31, 2019 and 2018, was $19,445 and $2,758, respectively.

During the years ended December 31, 2019 and 2018, 461,678 and 662,500 options vested, respectively, with weighted-average grant-date fair value per share at December 31, 2019 and December 31, 2018, of $0.25 and $0.24, respectively.

At December 31, 2019, there were 506,239 unvested options outstanding that have a weighted-average life of 7.3 years, which have a weighted-average grant-date fair value per share of $0.24. For the period from April 2009 through December 31, 2019, the Company granted 800,000 stock options to consultants.

Included in the total stock options granted to consultants, the Company granted 90,000 stock options, which contained performance conditions that must be achieved in order for the stock options to vest. In accounting for stock options with performance conditions, the Company assesses the probability that performance conditions will be achieved and, if probable, compensation cost is accrued and recognized ratably over the estimated service period to achieve the performance conditions. If the Company assesses that is not probable the performance conditions will be achieved, no compensation cost is recognized. As of December 31, 2019, the Company determined that the performance conditions for 40,000 stock options had been achieved, and that is was probable that the performance conditions for an additional 50,000 stock options would be achieved. None of the stock options that have been granted to consultants have been exercised.

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Note 11 – Income Taxes

Significant components of the Company’s deferred tax assets at December 31 are shown below. A valuation allowance of $2,978,100 has been recorded at December 31, 2019, to offset the deferred tax assets as realization of such assets does not meet the “more likely than not” threshold. The change in the valuation allowance was $965,259 and $627,148 for the years ended December 31, 2019 and 2018, respectively.

	2019	2018
Deferred tax assets
Accrual to cash	$472,049	$522,880
Property and equipment	3,482	2,071
Net operating loss carryforwards	2,597,258	1,594,147
Deferred loan costs	25,219	-

Total deferred tax assets	$3,098,008	$2,119,098

Less valuation allowance	$(3,098,008)	$(2,119,098)

Total deferred tax assets	$-	$-

Deferred tax liabilities
Intangibles	$(119,908)	$(106,257)

Total deferred tax liabilities	$(119,908)	$(106,257)

Net deferred tax assets	$-	$-

At December 31, 2019, the Company has federal net operating loss carryforwards of $6,763,982. The federal loss carryforwards begin to expire in 2031 unless previously utilized. Utilization of the net operating loss may be subject to a substantial annual limitation due to ownership change limitations that may have occurred or that could occur in the future, as required by IRC Section 382.

The Company applies authoritative guidance relating to the accounting for uncertainty in income taxes. The guidance outlines the recognition threshold and measurement attributes for financial statement disclosure of tax positions taken, or expected to be taken, on a tax return. The impact of an uncertain income tax position on the income tax return must be recognized at the largest amount that is more likely than not to be sustained upon audit by the relevant taxing authority. An uncertain tax position will not be recognized if it has a less than 50% likelihood of being sustained. There are no unrecognized tax benefits included in the Company’s balance sheet at December 31, 2019 and 2018. The Company has not recorded any interest or penalties due to uncertain tax positions.

The Company’s effective tax rate differs from the amount computed by applying the statutory federal income tax rate of 21% to pre-tax losses due to the effects of non-deductible items and the valuation allowance. The Company files an income tax return in the U.S. Federal, Florida and California jurisdictions. Due to the net operating loss carryforwards, the Company’s statute of limitations remains open for years 2014 through 2019.

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Note 12 – Commitments and Contingencies

Operating leases – The Company leases office space in San Diego, California and Bellevue, Washington.

Rental expense for the years ended December 31, 2019 and 2018, totaled $50,161 and $49,479, respectively.

As of December 31, 2019, future minimum rental payments required under operating leases and services agreements that have initial or remaining noncancelable lease terms in excess of one year are as follows:

2020	$44,203

Note 13 – Related Parties

During 2018, the Company repaid two promissory notes (Promissory Notes) with an aggregate principal value of $100,000 to officers of the Company. The Promissory Notes paid interest at 1% compounded monthly.

The company engages Global Ophthalmic Consultants, LLC to perform certain clinical lab consulting and support services for the Company. Dr. Jerome Legerton, Innovega’s Chief Regulatory and Clinical Officer, is also a principal of Global Ophthalmic Consultants, LLC. During the years ended December 31, 2019 and 2018, the Company paid Global Ophthalmic Consultants, LLC $0 and $23,737, respectively. As of the periods ending December 31, 2019 and 2018, the Company had no outstanding amounts due, or receivables from, Global Ophthalmic Consultants, LLC.

Note 14 – Defined Contribution Plan

The Company has established a 401(k) plan, a defined contribution plan for its employees, with eligibility commencing on an employee’s date of hire. Contributions to the 401(k) plan are based on a percentage of the employee’s gross compensation, limited by Internal Revenue Service guidelines for such plans. The Company made matching contributions to the plan for the years ending December 31, 2019 and December 31, 2018, of $28,371 and $21,377, respectively.

Note 15 – Subsequent Events

In 2020, the Company issued additional SAFE notes in the amount of $1,815,717 on identical terms to that issued in 2019, less $16,158 in costs.

In 2020, the Company repaid the $100,000 of shareholder note plus $19,627 of accrued interest.

In 2020, the Company borrowed $100,000 from the CEO, Stephen Willey, as a shareholder note at an interest rate of 1% per month.

In 2020, the Company borrowed $112,420 from the US Small Business Administration under the Payroll Protection Program (PPP). The company expects the majority of this loan to be forgiven.

In 2020, the company issued 40,000 common shares to a warrant holder exercising their right to purchase shares at an exercise prices of $0.01 per share.

Management is currently evaluating the recent outbreak of the COVID-19 virus and its impact on the Company’s operations and financial performance and has concluded that while it is reasonably possible that the virus could have a negative effect on the fair value of the Company and results of operations, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

53

Innovega, Inc.

Balance Sheets

For the Periods Ended September 30, 2020 and December 31, 2019

	Unaudited
	September 30	December 31
	2020	2019
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$1,942,172	$1,665,454
Other current assets	290,846	17,022
Total current assets	2,233,018	1,682,476

PROPERTY AND EQUIPMENT, net	99,454	84,633
INTANGIBLE ASSETS, net	481,206	409,734
OTHER ASSETS	6,533	6,099
Total assets	$2,820,211	$2,182,942

LIABILITIES AND STOCKHOLDERS’ DEFICIT

CURRENT LIABILITIES
Accounts payable	$336,998	$218,786
Accrued expenses	444,477	388,462
PPP Loan payable	118,420	-
Related party notes payable	100,000
Shareholder notes payable	-	100,000
SAFE notes, net	2,320,199	500,000
Accrued note interest, current portion	93,107	-
Total current liabilities	3,413,201	1,207,248

LONG-TERM LIABILITIES
Accrued deferred wages	1,118,817	1,118,817
Convertible notes, net	2,452,082	2,402,337
Accrued note interest, net of current	52,499	63,498
Total liabilities	7,036,599	4,791,900

STOCKHOLDERS’ DEFICIT
Common Stock, $0.0001 par value, 20,000,000 authorized and 9,407,968 outstanding at December 31, 2019; 20,000,000 authorized and 9,447,968 outstanding at September 30, 2020	944	940
Series Seed Preferred Stock, $0.0001 par value, 3,518,238 authorized and outstanding at December 31, 2019 and September 30, 2020 (Note 10)	352	352

Additional paid in capital	5,820,739	5,792,587
Accumulated deficit	(10,038,423)	(8,402,837)
Total stockholders’ equity (deficit)	(4,216,388)	(2,608,958)
Total liabilities and stockholders’ deficit	$2,820,211	$2,182,942

Accompanying notes are an integral part of these financial statements

54

Innovega, Inc.

Statements of Operations

Nine Months Ended September 30, 2020 and 2019

	Unaudited	Unaudited
	September 30	September 30
	2020	2019

REVENUE	$-	$-
COST OF GOODS SOLD	-	-
Gross profit	-	-

OPERATING EXPENSES
Independent research and development	597,512	574,536
Clinical and regulatory costs	252,690	60,565
Business development	130,742	170,674
General and administrative expenses	495,835	400,298
Operating loss	(1,476,779)	(1,206,073)

Interest income	3,453	10,559
Interest expense	(162,260)	(45,398)

LOSS BEFORE INCOME TAXES	(1,635,586)	(1,240,912)

INCOME TAXES	-	-
NET LOSS	$(1,635,586)	$(1,240,912)

Weighted average vested common shares outstanding:
Basic	9,427,968	9,407,968
Diluted	9,427,968	9,407,968

Net loss per common share
Basic	$(0.17)	$(0.13)
Diluted	$(0.17)	$(0.13)

Accompanying notes are an integral part of these financial statements

55

Innovega, Inc.

Statements of Stockholders’ Equity (Deficit)

For the Nine Months Ended September 30, 2020 and 2019, and the Three Months Ended December 31, 2019

	Common Shares		Preferred Shares		Additional Paid-in	Accumulated	Total Shareholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit

Balance at December 31, 2018	9,407,968	$940	3,518,238	$352	$5,726,375	$(6,657,399)	$(929,732)

Net loss	-	-	-	-	-	(1,240,912)	(1,240,912)
Balance at September 30, 2019	9,407,968	940	3,518,238	352	5,726,375	(7,898,311)	(2,170,644)

Stock compensation expense	-	-	-	-	51,402	-	51,402
Issuance of warrants	-	-	-	-	14,810	-	14,810
Net loss	-	-	-	-	-	(504,526)	(504,526)
Balance at December 31, 2019	9,407,968	940	3,518,238	352	5,792,587	(8,402,837)	(2,608,958)

Stock compensation expense	-	-	-	-	27,756	-	27,756
Exercise of warrants	40,000	4	-	-	396	-	400
Net loss	-	-	-	-	-	(1,635,586)	(1,635,586)
Balance at September 31, 2020 (unaudited)	9,447,968	$944	3,518,238	$352	$5,820,739	$(10,038,423)	$(4,216,388)

Accompanying notes are an integral part of these financial statements

56

Innovega, Inc.

Statements of Cash Flows

Nine Months Ended September 30, 2020 and 2019

	Unaudited	Unaudited
	September 30	September 30
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(1,635,586)	$(1,240,912)
Adjustments to reconcile net cash to net loss
Depreciation and amortization	56,404	54,487
Amortization of Debt Interest Costs to Interest Expense	58,046	-
Stock compensation expense	27,756	-
Changes in operating assets and liabilities
Other current assets	(274,259)	(3,784)
Accounts payable	110,873	(25,760)
Accrued expenses	80,346	34,076
Accrued deferred wages	(16,991)	(143,965)
Net cash used in operating activities	(1,593,411)	(1,325,858)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of fixed assets	(50,000)	(1,517)
Acquisition of intangible assets	(92,697)	(53,139)
Net cash used in investing activities	(142,697)	(54,656)

CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of common stock	400	-
Repayment of promissory notes	(100,000)	-
Proceeds from “related party” promissory notes	100,000	-
Proceeds from convertible debenture issuance	-	1,149,592
Convertible debenture offering costs	(8,300)	(116,651)
Convertible debenture accrued interest	82,107	43,450
Proceeds from PPP loan	118,420	-
Proceeds from SAFE notes	1,820,199	-
Net cash provided by financing activities	2,012,826	1,076,391
NET INCREASE (DECREASE) IN CASH	276,718	(304,123)
CASH, beginning of period	1,665,454	606,573
CASH, end of period	$1,942,172	$302,450

CASH PAID FOR INTEREST	$3,075	$364

CASH PAID FOR TAXES	$-	$-

CONVERSION OF PROMISSORY NOTES AND ACCRUED INTEREST
TO SERIES SEED PREFERRED STOCK	$-	$-

Accompanying notes are an integral part of these financial statements

57

Innovega, Inc. / Notes to the Financial Statements / September 30, 2020

Note 1 – Organization and Basis of Presentation

Organization – Innovega, Inc. (the Company) was incorporated in the state of Delaware. The Company designs and develops contact lenses and display eyewear for virtual reality and augmented reality applications for the leisure and professional markets.

Basis of presentation – The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP) and reflect all adjustments that, in the opinion of the Company’s management, are necessary for a fair presentation of the financial position and results of operations for the periods ended September 30, 2020, December 31, 2019 and September 30, 2019. For further information, refer to the December 31, 2019 audited financial statements and footnotes.

Certain risks and uncertainties – The Company operates in a highly regulated environment. The Company’s business also involves inherent risks, which include, among others, dependence on key personnel, reliance on single source vendors, availability of raw materials, and patentability of the Company’s products under development and liquidity constraints. Any of the technologies covering the Company’s existing products under development could become obsolete or diminished in value by discoveries and developments of other organizations. The Company has not yet commenced principal operations. There is a risk that the Company does not successfully secure sufficient funding or assets required to commence principal operations.

Liquidity and management’s plans – These financial statements have been prepared assuming the Company will continue as a going concern, which contemplates realization of assets and satisfaction of liabilities in the normal course of business. From inception through September 30, 2020, the Company has financed its operations through private debt and equity financings, as it has not generated any revenues from product sales to date. It has incurred losses since inception, has an accumulated deficit of $10,038,423 at September 30, 2020, and will require additional capital through the issuance of debt or equity securities to finance the continued development of the business. Management plans to sustain operations through deferring wages, additional preferred stock sales, convertible debt financing, debt financing from third parties, or other financing arrangements with financial institutions. During 2020, the Company issued additional SAFE notes totalling $1,831,875. The Company may need to raise additional debt or equity financing to fund operations, which may or may not be available. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Note 2 – Summary of Significant Accounting Policies

Use of estimates – The preparation of financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Significant estimates relate to the valuation of stock-based compensation expense, forecasts used in assessing the Company’s liquidity disclosures, and useful lives of property and equipment and intangible assets. Actual results could differ from those estimates.

Fair value of financial instruments – The Company’s financial instruments consist of cash and cash equivalents. The fair value of the Company’s financial instruments approximates their recorded values due to the short-term maturities of these financial instruments.

The Company establishes the fair value of its assets and liabilities using the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. The current accounting guidance establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

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Note 2 – Summary of Significant Accounting Policies (continued)

Level 1 – Quoted prices in active markets for identical assets or liabilities.

Level 2 – Quoted prices for similar assets or liabilities in active markets or inputs that are observable.

Level 3 – Inputs that are unobservable.

Cash and cash equivalents – Cash and cash equivalents include highly liquid investments with an original maturity of three months or less on the date of purchase.

Concentration of credit risk – Financial instruments that potentially expose the Company to concentrations of credit risk consist principally of cash and cash equivalents, which are held with financial institutions in amounts that may exceed federally insured limits. The Company has not experienced any losses on its deposits of cash and cash equivalents since inception.

Property and equipment, net – Property and equipment are stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets. Manufacturing equipment is depreciated over a three-year life, computer equipment is depreciated over a two-year life, and furniture and fixtures are depreciated over a seven-year life. Leasehold improvements are stated at cost and amortized using the straight-line method over the remaining lease term.

Intangible assets, net – It is the Company’s policy to capitalize patent filing fees for patents in which they believe they will receive an economic benefit. Intangible assets consist primarily of patent filing fees (Note 5). Intangible assets are amortized using the straight-line method over their useful lives of up to 20 years.

Impairment of long-lived assets – The Company reviews the carrying value of long-lived assets used in operations whenever events or changes in circumstances indicate that the carrying amount of the assets might not be recoverable. Factors that would necessitate an impairment assessment include a significant adverse change in the extent or manner in which an asset is used, a significant adverse change in legal factors or the business climate that could affect the value of the asset, or a significant decline in the observable market value of an asset, among others. As of September 30, 2020, there were no indicators of impairment of long-lived assets.

Research and development costs – All research and development costs are charged to expense as incurred, except for certain supplies, which are expensed when used.

Revenue Recognition – The company has historically derived its revenue primarily from government grants and contracts. Cost reimbursement grant and contract revenue is recognized and recorded as related research expenses are incurred. The Company receives reimbursement for both direct costs and allocated indirect costs. Direct and indirect costs reimbursed by United States government agencies are subject to review and audit by such agencies. Advances received but not yet earned under the various research grants and contracts are reported as deferred revenue.

Advertising expense – The Company expenses advertising costs as they are incurred. Advertising expense for the period ended September 30, 2020 was $0.

59

Note 2 – Summary of Significant Accounting Policies (continued)

Income taxes – The Company records deferred tax assets and liabilities resulting from temporary differences between the tax basis of assets and liabilities, and their reported amounts in the financial statements that will result in taxable deductions or income in future years. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that includes the date of change. A valuation allowance is established when necessary to reduce deferred income tax assets to the amount expected to be realized.

Stock-based compensation – Compensation costs related to equity instruments granted are generally recognized at the grant-date fair value of the awards. Additionally, the Company accounts for forfeitures as they occur. No related tax benefits of the stock-based compensation costs have been recognized since the Company’s inception.

For the period ended September 30, 2020, the Company recognized $27,756 in stock-based compensation expense associated with equity awards granted to employees, directors, or officers of the Company or to third-party consultants.

Equity instruments awarded to non-employees are periodically remeasured as the underlying awards vest, unless the instruments are fully vested, immediately exercisable, and non-forfeitable on the date of grant.

The Company generally grants stock options to purchase common stock with exercise prices equal to the value of the underlying stock, as determined by the Board of Directors on the date the equity award was granted. The Board of Directors determines the value of the underlying stock by considering a number of factors, including third party valuation, historical and projected financial results, the risks the Company faced at the time, the preferences of the Company’s preferred stockholders, and the lack of liquidity of the Company’s common stock.

The fair value of options granted to employees and non-employees during the period was estimated on the date of grant using the Black-Scholes method with the following assumptions:

2020
Expected term	10 years
Interest rate	2.41%
Volatility	70%
Dividend yield	0%
Stock Price	$0.37

The Company estimates the term of the award for employees using the simplified method. For non-employees, the Company uses the contractual term, which is generally 10 years, as the expected term. As the Company does not have a public trading history for its common shares, the expected volatility incorporates historical volatility of similar entities whose share prices are publicly available. The risk-free interest rate is based upon U.S. Treasury securities with remaining terms similar to the expected term of the share-based awards.

Recently issued accounting pronouncements – In May 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2014-09, Revenue from Contracts with Customers (Topic 606), which requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. Entities are permitted to use either a full retrospective or cumulative effect transition method, and are required to adopt all parts of the new revenue standard using the same transition method. The new standard is effective for the Company on January 1, 2019. There was no impact to the Company’s financial statements in 2020.

60

Note 2 – Summary of Significant Accounting Policies (continued)

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which requires lessees to recognize assets and liabilities for leases currently classified as operating leases. Under the new standard a lessee will recognize a liability on the balance sheet representing the lease payments owed, and a right-of-use-asset representing its right to use the underlying asset for the lease term. For leases with a term of 12 months or less, a lessee is permitted to make an accounting policy election not to recognize lease assets and lease liabilities. The new standard is effective for the Company on January 1, 2022. Early adoption of the standard is permitted. At this time, the Company believes the most significant impact to the financial statements will relate to the recording of a right of use asset and the associated liability. The Company has determined that it will not early adopt the standard and is currently evaluating the impact of the standard on the financial statements.

In March 2016, the FASB issued ASU 2016-09, Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting, which simplifies several aspects of the accounting for employee share-based payment transactions, including the accounting for income taxes, forfeitures, and statutory tax withholding requirements, as well as classification in the statement of cash flows. This ASU is effective for the Company beginning January 1, 2018. The Company early adopted this standard as of January 1, 2017. As of December 31, 2019, the Company had accumulated excess tax benefits from temporary differences resulting from the amount and timing of stock-based compensation expense recorded in the financial statements. This reduces the net operating loss deferred tax asset as compared to deductions on the Company’s income tax return from the award compensation. The Company provided a full valuation allowance against the net deferred tax assets since it has been determined that it is more likely than not that all of the deferred tax assets will not be realized. Upon adoption of this standard, the stock-based compensation excess tax benefit was eliminated, resulting in an increase to the net operating loss deferred tax asset, with a corresponding increase in the valuation allowance. The Company elected to account for forfeitures as they occur to determine the amount of stock-based compensation expense to be recognized each period. The impact of the adoption of this standard has been reflected on the statement of stockholders’ equity as of January 1, 2017, and did not have a material impact on the financial statements.

In June 2018, the FASB issued ASU No. 2018-07, Compensation - Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting, which simplifies the accounting for share-based payments granted to nonemployees for goods and services. Under the ASU, most of the guidance on such payments to nonemployees would be aligned with the requirements for share-based payments granted to employees. As a result, most of the guidance in ASC 718 associated with employee share-based payments, including most requirements related to classification and measurement, applies to nonemployee share-based payment arrangements. For all entities, the amendments are effective for annual periods beginning after December 15, 2019, and interim periods within annual periods beginning after December 15, 2020. Early adoption is permitted for any entity in any interim or annual period for which financial statements have not been issued or made available for issuance, but not before an entity adopts ASC 606. The Company is currently evaluating the impact this accounting standard will have on the Company’s financial position, results of operations or cash flows.

Subsequent events – The Company evaluated subsequent events through February 1, 2021, the date on which these financial statements were available to be issued (see Note 15).

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Note 3 – Earnings per Share Attributable to Common Stockholders

Basic earnings per share is computed by dividing net income attributable to common shareholders by the weighted-average number of common shares outstanding during the period without consideration for common stock equivalents. Diluted net income per share attributable to common shareholders is computed by dividing net income by the weighted-average number of common shares outstanding during the period and potentially dilutive common share equivalents, including stock options, restricted stock units and restricted stock awards, except in cases where the effect of the common stock equivalent would be antidilutive. Potential common stock equivalents consist of common stock issuable upon exercise of stock options and vesting of restricted stock units and restricted stock awards using the treasury stock method.

During 2020, the Company issued 40,000 common shares due to a warrant exercise.

9/30/20
Basic and diluted earnings per share:
Net loss attributable to common stockholders (numerator)	(1,635,586)
Weighted-average common shares outstanding (denominator)	9,427,968
Basic earnings per share	$(0.17)

The dilutive effects of converting all outstanding convertible notes, SAFE notes and warrants are outlined below.

2020
Preferred shares	3,518,238
Convertible notes	1,582,047
SAFE notes	1,123,795
Warrants	132,514
Stock options	1,950,000

Note 4 – Property and Equipment, Net

Property and equipment consist of the following at September 30, 2020:

2020
Property and equipment	$359,800
Less accumulated depreciation	(260,346)
$99,454

Depreciation expense related to property and equipment was $35,178 for the period ended September 30, 2020.

Note 5 – Intangible Assets, Net

Intangible assets consist of the following at September 30, 2020:

2020
Capitalized patent filing fees	$658,559
Less accumulated amortization	(177,353)
$481,206

The Company has determined the patent filing fees to have an original useful life of 20 years based upon the estimated period the Company will obtain future economic benefit from the related patents. The patent filing fees are amortized over the estimated life using the straight-line method. Amortization expense of $21,225 for the period ended September 30, 2020 was recorded within general and administration expense. Estimated amortization expense related to intangible assets for the years ending December 31 are as follows:

2020	$29,293
2021	29,293
2022	29,293
2023	29,293
2024	29,293
Thereafter	136,797
$283,262

62

Note 6 – Convertible Notes

During the period ended September 30, 2019, the Company issued convertible notes (2019 Notes) for total proceeds of $1,149,592 and incurred issuance costs of $116,651. All notes have a maturity date of January 22, 2021, and accrue simple interest at 5% per annum. All notes have a 20% conversion discount of the original issue price of new preferred stock. The notes, and all accrued interest, can either be converted prior to their maturity date in the event of a Qualified Equity Financing with an aggregate sales price of not less than $2,000,000 (excluding the aggregated amount from the convertible notes), converted at any time by a majority vote of the noteholders, or automatically converts upon the maturity date.

Loan costs are amortized over the loan period. The unamortized balance of the loan costs as of September 30, 2020 was $28,510.

Note 7 – SAFE Notes

During 2020 and 2019, the company issued SAFE notes for total proceeds, net of issuance costs of $11,676, of $2,320,199. These notes will automatically convert to Standard Preferred Stock upon the initial close of an Equity Financing event equal to the purchase amount of the note divided by the $2.075 SAFE Price. The Company has classified these SAFE notes as a short-term liability as the qualified financing event is expected to be completed within 12 months.

Note 8 – Shareholder Notes

A shareholder note of $100,000 plus accrued interest was paid off in 2020. Additionally, the Company borrowed $100,000 from the CEO, Stephen Willey, as a shareholder note at an interest rate of 1% per month with a maturity date of September 30, 2020.

Note 9 – SBA Payroll Protection Program (PPP) Loan

In 2020, the Company borrowed $112,420 from the US Small Business Administration under the Payroll Protection Program (PPP). To date, the Company has not accrued interest as the Company expects the majority of this loan to be forgiven.

Note 10 – Stockholders’ Deficit

Common Stock

In 2020, the company issued 40,000 common shares to a warrant holder exercising their right to purchase shares at an exercise prices of $0.01 per share.

Preferred Stock

The following is a summary of terms for the preferred stock:

Conversion – Each share of preferred stock is convertible at the option of the holder into such number of common shares as is determined by dividing the original issue price by the conversion price. The conversion price of $1.6583 per share is initially the original issue price and subject to adjustment. Each share of preferred stock is currently convertible into one share of common stock.

Each share of Preferred Stock shall automatically be converted into fully paid, non-assessable shares of Common Stock at the then effective conversion rate for such share (i) immediately prior to the closing of a firm commitment underwritten initial public offering pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, covering the offering and sale of the Corporation’s Common Stock provided that the aggregate gross proceeds to the Corporation are not less than $30,000,000, (ii) the written request for such conversion from the holders of the majority of Preferred Stock then outstanding voting as a single class and an as converted basis, or, (iii) upon the prior cumulative conversion of a majority of the shares of the Series Seed Preferred election of at least 70% of the outstanding shares of preferred stock voting as a single class on an as converted to common stock basis.

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Note 10 – Stockholders’ Deficit (continued)

Liquidation preference – In the event of a liquidation, dissolution or winding-up of the Company, holders of preferred stock are entitled to receive on a pari passu basis among each other an amount per share equal to the original issue price of the applicable series of preferred stock plus declared but unpaid dividends prior and in preference to holders of common stock.

Thereafter, any remaining funds of the Company shall be distributed with equal priority and pro rata among the holders of common stock in proportion to the total common stock outstanding. In the event that any liquidation, dissolution or winding-up of the Company would result in proceeds per share in excess of the liquidation preference payable to any series of preferred stock, then the shares of such series of preferred stock shall forgo such liquidation preference and instead participate with common stock on a pro-rata, as-converted basis as if all such shares of preferred stock had been converted to common stock immediately prior to the liquidation event.

Dividends – Holders of preferred stock are entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available and in preference to any other payment of any dividend or distribution, non-cumulative cash dividends of 8% per annum for each share of preferred stock (adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like). In the event the Board of Directors declares a dividend payable upon the then outstanding shares of common stock, convertible preferred stockholders shall be entitled to receive the amount of dividends per share which would be payable on the number of whole shares of common stock into which each share of convertible preferred stock could be converted. No dividends have been declared or paid to date.

Voting – Holders of preferred stock and the holders of common stock shall vote together and not as separate classes. Holders of preferred stock are entitled to the number of votes equal to the number of shares of common stock into which the shares of preferred stock held by such holder could be converted as of the record date. Each holder of shares of common stock are entitled to one vote for each share thereof held.

Redemption – Except in the case of a liquidation event, preferred stock is not redeemable.

Additional rights – The holders of Preferred Series Seed shares (Preferred Shareholders) have the right to designate one member to the Company’s Board of Directors. In the event the Company sells a new series of Preferred Stock in which the new investors receive registration rights (Future Equity Investors), each Preferred Shareholder will be entitled to receive registration rights no less favorable than the registration rights provided to the Future Equity Investors. Preferred Shareholders have the right of first refusal if a common equity shareholder wishes to sell shares to an outside investor. Preferred Shareholders have Co-Sale rights on a pro-rata basis if any Common Shareholder sells to an outside party. Any Preferred Shareholder who owns at least 296,969 of Series Seed Preferred shares can participate on a pro-rata basis in any future Company share sales or share issuances.

Common stock reserved for future issuance – Common stock and Series Seed Preferred stock reserved for future issuance consists of the following at December 31, 2019 and 2018:

2020
Common Shares
Authorized	20,000,000
Issued	9,447,968

Remaining to be issued	10,552,032

Series Seed Preferred
Authorized	3,518,238
Issued	3,518,238

Remaining to be issued	-

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Note 11 – Stock Option Plan

Stock options – In 2008, the Company adopted the 2008 Equity Incentive Plan (the Equity Incentive Plan) that provides for the issuance of up to 1,000,000 incentive and nonqualified common stock options to employees, directors, officers, and consultants of the Company. As of January 1, 2016, the Company had authorized the issuance of up to 1,950,000 incentive and nonqualified common stock options. On June 11, 2017, the Company authorized an additional 1,952,732 shares of common stock for issuance under the Plan. As of December 31, 2017, there were 2,231,274 shares available for grant under the Plan. The Equity Incentive Plan provides for the grant of incentive stock option and non-statutory stock options awards to eligible recipients. Recipients of incentive stock options shall be eligible to purchase shares of the Company’s common stock at an exercise price equal to no less than the estimated fair market value of such stock on the date of grant. The contractual term of options granted under the Equity Incentive Plan is four years. The options generally vest over the requisite service period of four years. The following table summarizes the Company’s stock option activity:

Outstanding at January 1, 2020	1,950,000
Granted during the year	-
Exercised during the year	-
Canceled during the year (forfeited)	-
Canceled during the year (expired)	-

Outstanding at September 30, 2020	1,950,000

Vested at end of period	1,660,502
Shares expected to vest	289,498

Vested and expected to vest	1,950,000

During the period ended September 30, 2020, 285,720 options vested with weighted-average grant-date fair value per share at September 30, 2020 of $0.26.

At September 30, 2020, there were 289,498 unvested options outstanding that have a weighted-average life of 6.8 years, which have a weighted-average grant-date fair value per share of $0.29. For the period from April 2009 through September 30, 2020, the Company granted 800,000 stock options to consultants.

Included in the total stock options granted to consultants, the Company granted 90,000 stock options, which contained performance conditions that must be achieved in order for the stock options to vest. In accounting for stock options with performance conditions, the Company assesses the probability that performance conditions will be achieved and, if probable, compensation cost is accrued and recognized ratably over the estimated service period to achieve the performance conditions. If the Company assesses that is not probable the performance conditions will be achieved, no compensation cost is recognized. As of September 30, 2020, the Company determined that the performance conditions for 40,000 stock options had been achieved, and that it was probable that the performance conditions for an additional 50,000 stock options would be achieved. None of the stock options that have been granted to consultants have been exercised.

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Note 12 – Commitments and Contingencies

Operating leases – The Company leases office space in San Diego, California and Bellevue, Washington.

Rental expense for the period ended September 30, 2020, totaled $42,647.

As of September 30, 2020, future minimum rental payments required under operating leases and services agreements that have initial or remaining noncancelable lease terms in excess of one year is $8,982.

Management is continuing to evaluate the recent outbreak of the COVID-19 virus and its impact on the Company’s operations and financial performance and has concluded that while it is reasonably possible that the virus could have a negative effect on the fair value of the Company and results of operations, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Note 13– Related Parties

The company engages Global Ophthalmic Consultants, LLC to perform certain clinical lab consulting and support services for the Company. Dr. Jerome Legerton, Innovega’s Chief Regulatory and Clinical Officer, is also a principal of Global Ophthalmic Consultants, LLC. During the period ended September 30, 2020, the Company paid Global Ophthalmic Consultants, LLC $38,790. As of the period ending September 30, 2020, the Company had no outstanding amounts due, or receivables from, Global Ophthalmic Consultants, LLC.

During 2020, the Company issued a shareholder note to its CEO, Stephen Willey, in exchange for a loan with a principal amount of $100,000 and bearing interest at the rate of 1% per month. This note has a maturity date of September 30, 2020 and to date has not yet been repaid.

Note 14 – Defined Contribution Plan

The Company has established a 401(k) plan, a defined contribution plan for its employees, with eligibility commencing on an employee’s date of hire. Contributions to the 401(k) plan are based on a percentage of the employee’s gross compensation, limited by Internal Revenue Service guidelines for such plans. The Company made matching contributions to the plan for the period ending September 30, 2020 of $21,127.

Note 15 – Subsequent Events

The Company evaluated subsequent events through February 1, 2021. There were no other material subsequent events that required recognition or additional disclosure in these financial statements.

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PART III

INDEX TO EXHIBITS

1.1	Issuer Agreement with SI Securities, LLC

2.1	Amended and Restated Certificate of Incorporation dated December 28, 2016

2.2	Amendment to Amended and Restated Certificate of Incorporation dated September 12, 2017

2.3	Validation of Amended and Restated Certificate of Incorporation dated June 24, 2019

2.4	Form of Second Amended and Restated Certificate of Incorporation, as amended*

2.5	Bylaws*

3.1	Form of Amended and restated Stockholders’ Agreement

3.2	Amendment to 2019 Convertible Promissory Notes

3.3	Note Purchase Agreement dated as of January 22, 2019, among Innovega Inc. and the investors named therein

3.4	Form of Simple Agreement for future Equity

3.5	Form of Note Conversion Acknowledgment

3.6	Form of SAFE Conversion Acknowledgment

3.7	Amendment to SAFE Notes Agreement

4	Form of Subscription Agreement

6.1	Innovega Inc. 2008 Equity Incentive Plan

8.1	Form of Escrow Agreement

11	Auditor’s Consent

12	Opinion of Sichenzia Ross Ference LLP*

*To be filed by amendment

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in San Diego, State of California, on February 4, 2021.

INNOVEGA INC.

By:	/s/ Stephen Willey
Stephen Willey
Chief Executive Officer

The following persons in the capacities and on the dates indicated have signed this Offering Statement.

/s/ Stephen Willey	February 4, 2021
Stephen Willey
Chief Executive Officer, Principal Financial Officer, Principal Accounting Officer, Director

/s/ Jerome Legerton
Jerome Legerton	February 4, 2021
Chief Clinical & Regulatory Officer, Secretary, Director

/s/ Shane Kim	February 4, 2021
Shane Kim
Director

/s/ Jeff Bradley	February 4, 2021
Jeff Bradley
Director

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